EQUITY COMMITMENT AGREEMENT

BY AND AMONG

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,

THE COMMITMENT PARTIES PARTY HERETO

AND

THE OTHER PARTIES SET FORTH HEREIN

Dated as of August 13, 2019

EQUITY COMMITMENT AGREEMENT

THIS EQUITY COMMITMENT AGREEMENT (together with all exhibits and schedules hereto, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of August 13, 2019, is made by and among (i) Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), (ii) each Commitment Party (defined below), (iii) solely for purposes of Section 5.7 and 9.14), Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership, (iv) solely for the purposes of Section 9.14, Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company and (v) solely for the purposes of Section 9.14, OT POF IEA Preferred B Aggregator, L.P., a Delaware limited partnership. The Company and each Commitment Party is referred to herein individually as a “Party”, and, collectively as the “Parties.”
RECITALS
WHEREAS, subject to the terms and conditions contained in this Agreement, at the Closing (as defined below), the Company intends to issue and sell to the Commitment Parties, for an amount in cash equal to $50,000,000 in the aggregate, (a) an aggregate of 50,000 shares of newly created fully paid and non-assessable Series B preferred stock of the Company, par value $0.0001 per share, on the terms set forth in the Amended and Restated Certificate of Designations (as defined below) (the “Series B Preferred Stock”) and (b) 900,000 Warrants (as defined below) and as may be adjusted pursuant to Section 2.1 (a)), and the Commitment Parties desire to purchase the Series B Preferred Stock and the Warrants from the Company;
WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed to commit their respective Commitment Amounts to purchase such number of shares of Series B Preferred Stock and a pro rata portion of the Warrants to be issued at Closing, in each case, as set forth next to such Commitment Party’s name on the Commitment Schedule; and
WHEREAS, the board of directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby are advisable, fair and in the best interests of the Company and its stockholders.
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each of its direct and indirect Subsidiaries) and each of the Commitment Parties (on its own behalf) hereby agrees as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions.

Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“A&R Registration Rights Agreement” has the meaning set forth in Section 5.7.
“Action” means, any action, suit, claim, arbitration, mediation, litigation, hearing, or other proceeding by or before any court, tribunal or arbitrator or any Governmental Entity.
“Additional Common Stock” has the meaning set forth in Section 5.6(e).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person; provided, however, that none of the Commitment Parties or any of their respective Affiliates or Affiliated Funds shall be deemed to be an Affiliate of the Company or any of its direct and indirect Subsidiaries for purposes of this Agreement. “Affiliated” has a correlative meaning.
“Affiliated Fund” means, in relation to each Commitment Party, any investment fund the primary investment advisor to or manager of which is such Commitment Party or an Affiliate thereof.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated Certificate of Designations” means that certain Amended and Restated Certificate of Designations of Series B Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B Preferred Stock, substantially in the form attached hereto as Exhibit A.
“Applicable Share Factor” means, with respect to a calculation made with respect to an issuance to Ares or its Affiliates pursuant to Section 5.6(e), 81/2255.
“Applicable Warrant Factor” means, with respect to a calculation made with respect to an issuance to Ares or its Affiliates pursuant to Section 5.6(e), 81/2255.
“Ares” means Ares Special Situations Fund IV, L.P., a Delaware limited partnership, and ASOF Holdings I, L.P., a Delaware limited partnership.
“Ares Director” has the meaning set forth in Section 5.4.
“Ares Expense Reimbursement Payment” means all costs and expenses incurred by Ares and its Affiliates (including attorney and advisor fees) prior to, on or after the date hereof in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and funding of the transactions contemplated by this Agreement.
“Board” means the Board of Directors of the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California or the State of New York.
“Cap Amount” has the meaning set forth in Section 5.6(f)(ii).
“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Commitment” has the meaning set forth in Section 2.1(a).
“Commitment Amount” means the “Commitment Amount” set forth next to the name of each Commitment Party on the Commitment Schedule.
“Commitment Party” means the Commitment Parties set forth on the Commitment Schedule, acting in their capacity as such and including each of their successors and permitted assigns.
“Commitment Schedule” means Schedule 1 to this Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.
“Company” has the meaning set forth in the Preamble.
“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. “Controlled” has a correlative meaning.
“Credit Agreement” means that certain Second Amended and Restated Credit and Guarantee Agreement, dated as of September 25, 2018, as amended and restated as of November 2, 2018, as further amended and restated as of November 16, 2018 and as further amended and restated as of May 20, 2019.
“Definitive Documents” means this Agreement, the Amended and Restated Certificate of Designations, the A&R Registration Rights Agreement, the Warrant Certificate and each of the other agreements and instruments entered into and delivered by the Parties hereto in connection with the transactions contemplated hereby.
“Diligence Period” means the period commencing on July 29, 2019 and ending on September 13, 2019.
“EBITDA” means Adjusted EBITDA for the Company as calculated in accordance with the Company’s definition of Adjusted EBITDA in the Company’s most recent earnings release, prior to the date hereof, furnished as an exhibit under Item 2.02 of a Form 8-K filed by the Company with the Securities and Exchange Commission.
“Fundamental Representations” has the meaning set forth in Section 7.4.
“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.
“Governmental Entity” means any applicable nation, state, county, city, town, village, district or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), stock exchange, multi-national organization or body, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.
“Indebtedness” means (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (e) any liabilities under any performance bond or letter of credit or any bank overdrafts and similar charges; (f) any accrued interest, premiums, penalties and other obligations relating to the foregoing items in clauses (a) through (e); and (g) any indebtedness referred to in clauses (a) through (f) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries.
“Indemnified Person” has the meaning set forth in Section 7.1.
“Indemnifying Party” has the meaning set forth in Section 7.1.
“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.
“Lien” means any lien, adverse claim, charge, option, right of first refusal, preemptive right, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, Taxes, conditional sale or other title retention agreement, defect in title or other restrictions of any kind; provided that restrictions on transfer arising under applicable securities Laws shall not be Liens.
“Losses” has the meaning set forth in Section 7.1.
“LTM EBITDA” means, for any date, EBITDA calculated for the period of the last twelve months ended on such date.
“Material Adverse Effect” means any effect, change, event, development, condition or occurrence that, individually or together with one or more effects, changes, events, developments, conditions or occurrences, has had or would be reasonably expected to have or result in a material adverse effect or material adverse change on the business, assets, liabilities, properties, financial condition or operating results of the Company and its Subsidiaries, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated by this Agreement.
“Material Contract” means any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.
“May 2019 ECA” means that certain Amended and Restated Equity Commitment Agreement, dated as of May 20, 2019, by and between the Company, the Commitment Parties thereto and Oaktree as amended through the date hereof.
“Measurement Date” means the last calendar day of each calendar month which falls in the twelve (12)-month period commencing on the first (1st) anniversary of the Closing Date and ending on the second (2nd) anniversary of the Closing Date.
“Merger” has the meaning set forth in the Term Sheet.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated November 3, 2017, by and among the Company, IEA Energy Services, LLC, a Delaware limited liability company, Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company, and the other parties thereto.
“Nasdaq” means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.
“Nasdaq 20% Rule” has the meaning set forth in Section 5.6(f).
“Oaktree” means, collectively, Oaktree Power Opportunities Fund III Delaware, L.P., Infrastructure and Energy Alternatives, LLC and OT POF IEA Preferred B Aggregator L.P.
“Order” means any judgment, order, award, injunction, writ, permit, license, settlement or decree issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator of applicable jurisdiction (in each case, whether temporary, preliminary or permanent).
“Original Series B COD” has the meaning set forth in Section 9.14(b).
“Party” or “Parties” has the meaning set forth in the Preamble.

“Per Share Purchase Price” shall mean $1,000.
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.
“Process Default” means the Company, its Affiliates and its Representatives have failed to use reasonable best efforts to reasonably cooperate with Ares in order to consummate the transactions contemplated by the Term Sheet. For the avoidance of doubt, a “Process Default” includes (without limitation) a failure to (i) provide Ares and its Representatives with all material diligence materials relating to the Company and its Subsidiaries as Ares may reasonably request, (ii) provide reasonable access to the Company’s and its Subsidiaries’ Representatives, (iii) use reasonable best efforts to obtain all consents, registrations and approvals reasonably necessary to consummate the Tranche 2 financing contemplated by the Term Sheet, and (iv) negotiate, in good faith on terms not inconsistent with the Term Sheet, definitive documentation for the consummation of the Transactions contemplated by the Term Sheet. The Company considering a Competing Transaction in compliance with Section 5.2 shall not, in and of itself, form the basis for, or constitute, a Process Default.
“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of March 26, 2018, as amended through the date hereof.
“Related Party” means, with respect to any Person, (a) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (b) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.
“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.
“ROFR Waiver Event” means (a) Ares has materially breached this Agreement so as to cause any condition to Closing incapable of being satisfied or, absent such a breach, fails to consummate the Closing following satisfaction of all conditions to Closing in accordance with the terms hereof, (b) the Company has irrevocably indicated in writing to Ares that all of the conditions precedent to the Closing set forth in Section 6.1 have been satisfied and that the Company is ready willing and able to consummate the Closing on the terms and conditions set forth herein and (c) the Closing does not occur by the Termination Date.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Series A Certificate of Designations” means that certain Amended and Restated Certificate of Designations of Series A Preferred Stock of the Company that was filed with the Secretary of State of the State of Delaware on May 20, 2019.
“Series A Preferred Stock” means the Series A preferred stock of the Company, par value $0.0001 per share.
“Series B Preferred Stock” has the meaning set forth in the Recitals.
“Stockholder Rule 5635 Approval” has the meaning set forth in Section 5.6(f).
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.
“Tax Contest” means any audit, suit, conference, action, assessment, investigation, claim, administrative or judicial proceeding, or other similar interaction with a Governmental Entity with respect to any Tax.
“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Taxes” means (i) all taxes, assessments, duties, levies or other similar governmental charges paid or payable to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon, (ii) any liability for such amounts described in clause (i) as a result of being a member of a combined, consolidated, unitary, or affiliated group and (iii) any and all liability for the payment of any amounts described above in clauses (i) and (ii) as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability. “Taxing” and “Taxation” each have a correlative meaning.
“Term Sheet” means the Amended and Restated Non-Binding Indicative Terms for Investment and Merger, dated as of August 13, 2019, a copy of which is attached hereto as Exhibit D on the terms set forth therein (as may be amended, supplemented or modified from time to time).
“Termination Date” has the meaning set forth in Section 8.1(b).
“Third Party Claim” has the meaning set forth in Section 7.2.
“Tranche 2” shall have the meaning set forth in the Term Sheet.
“Warrant Certificate” means the certificate in substantially the form attached hereto as Exhibit B.
“Warrants” means warrants to purchase shares of Common Stock, at an exercise price of $0.0001 per share, represented by and on the terms set forth herein and in the Warrant Certificate (including Warrants as may be issued pursuant to and in accordance with Section 5.6).
Section 1.2    Construction.

In this Agreement, unless the context otherwise requires:

(a)references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;
(b)references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;
(c)words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
(e)the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;
(f)“include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;
(g)references to “day” or “days” are to calendar days;
(h)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;
(i)references to “the date hereof” or “the date of the Agreement” means the date of this Agreement;
(j)unless otherwise specified, references to any Law means such Law as amended from time to time and includes any successor Law thereto and any rules or regulations promulgated thereunder in effect from time to time; and
(k)references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

COMMITMENT
Section 2.1    The Commitment and Issuance.

(a)On the terms and subject to the conditions set forth herein, each Commitment Party hereby agrees to purchase (or cause certain of its or its Affiliates’ managed funds, investment vehicles and/or accounts to purchase) (the “Commitment”), and the Company shall sell to such Commitment Party (or such managed funds, investment vehicles and/or accounts) for the applicable Commitment Amount, at the Closing, (i) the number of shares of Series B Preferred Stock set forth next to such Commitment Party’s name on the Commitment Schedule, free and clear of all Liens and (ii) a pro rata portion of 900,000 Warrants to each Commitment Party based on the percentages set forth next to such Commitment Party’s name on the Commitment Schedule, free and clear of all Liens; provided, that if during the period from the date hereof until and including the Closing, the Company issues to any Person any shares of common stock of the Company or Capital Stock or similar securities convertible into, exchangeable for or having the right to subscribe for shares of common stock of the Company, (including for the avoidance of doubt, (A) any adjustments are required to be made to the warrants evidenced by that certain Warrant, dated as of May 20, 2019 issued by the Company to Ares Special Situations Fund IV, L.P. (including Section 4 thereof) or (B) any of the events contemplated by clauses (i) through (iv) of Section 5.6(e) hereof occur), the number of Warrants issued to the Commitment Parties hereunder will be proportionally and ratably increased such that the Warrants issued to the Commitment Parties will not be affected by any such dilution.

(b)The Parties agree that the Series B Preferred Stock and Warrants shall be issued in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

Section 2.2    Closing.

(a)The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, or at such other time and place as the Parties may agree in writing, on the first (1st) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that in no event shall the Closing occur prior to August 29, 2019. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.” At the Closing, the Company shall issue the applicable Series B Preferred Stock and Warrants to the applicable Commitment Party free and clear of all Liens against payment by such Commitment Party of its applicable Commitment Amount in complete satisfaction of such Commitment Party’s Commitment.

(b)At the Closing, the Company shall:

(i)duly file, or cause to be duly filed, the Amended and Restated Certificate of Designations with the Secretary of State of the State of Delaware and deliver a certified copy of the Amended and Restated Certificate of Designations that was duly filed with the Secretary of State of the State of Delaware to each of the Commitment Parties;
(ii)deliver or cause to be delivered to each Commitment Party:

(A)physical stock certificates, or such other evidence reasonably acceptable to such Commitment Party, evidencing the ownership by such Commitment Party of the applicable number of shares of Series B Preferred Stock set forth on the Commitment Schedule;
(B)a certificate of good standing of the Company as of a date no earlier than two (2) Business Days prior to the Closing Date;
(C)the certificate contemplated by Section 6.1(f);
(D)counterparts to Warrant Certificates representing the number of Warrants issued to each Commitment Party as set forth on the Commitment Schedule, duly executed by the Company;
(E)counterparts to the A&R Registration Rights Agreement (in form and substance reasonably acceptable to Ares), duly executed by the Company and the other parties thereto; and
(F)copies of the resolutions or written consents duly adopted by the Board and certified by the Company’s secretary authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(iii)pay, or cause to be paid to Ares (which may be set off against Ares’ Commitment Amount, at Ares’ option), the unpaid portion of the Ares Expense Reimbursement Payment; and

(iv)deliver or cause to be delivered any other customary documents or certificates reasonably requested by the Commitment Parties which are reasonably necessary to give effect to the Closing.

Section 2.3    Purchase Price Allocation.

The Parties agree that the aggregate fair market value of the Warrant on the date of its issuance is $5.12 per share of Common Stock that each Warrant is exercisable into and that such amount of the Commitment Amount will be allocable to the Warrants ratably on the basis of the number of shares of Common Stock each Warrant is exercisable into with the balance of the Commitment Amount allocable to the Series B Preferred Stock for U.S. federal, and applicable state and local, income tax purposes. If a Commitment Party receives additional Warrants pursuant to Section 5.6, such additional Warrants will be treated as an adjustment to purchase price for U.S. federal, and applicable state and local, income tax purposes, and the allocation of the Commitment Amount pursuant to this Section 2.3 shall be readjusted accordingly. The Parties shall prepare their respective U.S. federal, and applicable state and local income Tax Returns in a manner consistent with the foregoing allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Commitment Parties as of the date hereof and as of the Closing as set forth on Exhibit C hereto (which Exhibit C is hereby incorporated by reference thereto).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party, severally and not jointly, represents and warrants as to itself only, as of the date hereof and as of the Closing as follows:

Section 4.1 Organization.

Such Commitment Party, is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 4.2 Organizational Power and Authority.

Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken or will take all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the transactions contemplated hereby.

Section 4.3 Execution and Delivery.

This Agreement has been validly executed and delivered by such Commitment Party, and, assuming due and valid execution and delivery hereof by the Company and the other Commitment Parties, will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4 No Conflict.

The execution and delivery by such Commitment Party of this Agreement and the consummation of the transactions contemplated hereby (a) will not conflict with, or result in a breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is party or is bound or to which any of the property or assets or such Commitment Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party, and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a) through (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 4.5 Consents and Approvals.

No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement, the compliance by such Commitment Party with the provisions hereof and the consummation of the transactions (including the purchase by such Commitment Party of Series B Preferred Stock and Warrants pursuant to its Commitment) contemplated hereby, except any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 4.6 No Registration.

Such Commitment Party understands that (a) the Series B Preferred Stock and Warrants (including any shares of common stock of the Company issuable upon exercise thereof) have not been registered under the Securities Act by reason of a specific exemption or exclusion from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto and (b) the foregoing securities cannot be sold unless subsequently registered under the Securities Act or an exemption or exclusion from registration is available.

Section 4.7 Purchasing Intent.

Such Commitment Party is acquiring the Series B Preferred Stock and Warrants (including any shares of common stock of the Company issuable upon exercise thereof) for its own account or accounts or funds over which it or its Affiliates or Affiliated Funds hold voting and/or investment discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.
Section 4.8 Sophistication; Investigation.

Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Series B Preferred Stock and Warrants (including any shares of common stock of the Company issuable upon exercise thereof). Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and an “institutional account” within the meaning of Rule 4512 of the Financial Industry Regulatory Authority or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and consummate the transactions contemplated hereby. As of the date hereof, to its knowledge, such Commitment Party has been furnished with all materials relating to the business, finances and operations of the Company, and materials relating to the offer and sale of the Series B Preferred Stock and Warrants, that have been requested by such Commitment Party. Such Commitment Party has been afforded the opportunity to ask questions and receive answers from the Company. Based on the information such Commitment Party has deemed appropriate, such Commitment Party has independently made its own analysis and decision to enter into this Agreement and the Registration Rights Agreement.

Section 4.9 Sufficient Funds.

Such Commitment Party has, or at the Closing will have, sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to purchase the Series B Preferred Stock and Warrants required to fund such Commitment Party’s Commitment Amount.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1    Covenants of the Company. During the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause each of its direct and indirect Subsidiaries to, comply with the following covenants:

(a)Affirmative Covenants: Except (x) as otherwise expressly required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by the Commitment Parties, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause each of its direct and indirect Subsidiaries to:

(i)use commercially reasonable efforts to preserve, in all material respects, present business organizations and relationships with suppliers, customers, lenders and others having business dealings with the Company and/or its Subsidiaries;

(ii)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated by this Agreement, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;

(iii)use good faith and commercially reasonable efforts to obtain all required Governmental Entity and/or third-party approvals for the consummation of the transactions contemplated by this Agreement;

(iv)inform counsel to the Commitment Parties as soon as reasonably practicable after becoming aware of: (A) any Material Adverse Effect to the consummation of the transactions contemplated by this Agreement, (B) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of the Company or any of its Subsidiaries, (C) a breach of this Agreement, and (D) any representation or statement made or deemed to be made by the Company or any of its Subsidiaries under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(v)maintain the good standing of the Company and any material Subsidiaries of the Company under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(vi)make all necessary registrations, declarations and filings with, and notices to, Governmental Entities (including under the Securities Exchange Act of 1934) (a) in the ordinary course of business consistent with past practice and (b) with respect to the transactions contemplated by this Agreement;

(vii)operate their business in the ordinary course consistent with past practice; and

(viii)provide, and direct its Representatives to provide, to the Commitment Parties and their Representatives (A) reasonable access to the Company and its Subsidiaries’ books and records during normal business hours on reasonable advance notice to the Company and its Subsidiaries’ Representatives, (B) reasonable access to the Representatives of the Company and its Subsidiaries on reasonable advance notice to such persons and (C) such other information as reasonably requested by the Commitment Parties and their Representatives.

(b)Negative Covenants: Except (x) as otherwise expressly required by this Agreement, (y) as required by applicable Law or (z) as consented to by the Commitment Parties in writing, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of its direct and indirect Subsidiaries not to:

(i)transfer any material property, asset or right of the Company or its Subsidiaries or any material property, asset or right used in the business of the Company and its Subsidiaries to any person or entity outside of the ordinary course of business consistent with past practice;

(ii)engage in any material disposition, acquisition, leasing, investment or other similar transaction (whether by merger, consolidation or otherwise) outside of the ordinary course of business consistent with past practice;

(iii)incur, create, assume, guarantee or otherwise become liable for any Indebtedness, other than trade indebtedness, contingent liabilities under surety bonds, or Indebtedness under the Credit Agreement, in each case, in the ordinary course of business consistent with past practice;

(iv)amend the Company’s or any of its Subsidiaries’ organizational documents (whether by merger, consolidation or otherwise), other than the filing of the Amended and Restated Certificate of Designations in accordance with the terms hereof;

(v)split, combine, reclassify, redeem, repurchase, acquire, issue or deliver or amend the terms of any Capital Stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise), other than the (A) transactions expressly contemplated by this Agreement and (B) the conversion of the Series A Preferred Stock into Common Stock pursuant to the Series A Certificate of Designations;

(vi)enter into any transactions with a Related Party (other than the (A) transactions expressly contemplated by this Agreement and (B) exercise by Oaktree or its Affiliates of any rights expressly granted under the Series A Certificate of Designations to holders of Series A Preferred Stock);

(vii)create or incur any Lien on any capital stock, assets or properties of the Company or any of its Subsidiaries, other than (a) Liens related to the Credit Agreement or capital leases or (b) immaterial Liens created or incurred in the ordinary course of business consistent with past practice;

(viii)adopt, establish, enter into, amend, terminate or increase the benefits under any of the Company’s or its Subsidiaries’ benefit plans, except for approval and adoption of annual compensation programs in the ordinary course of business consistent with past practice;

(ix)declare, set aside, make or pay any dividend or other distribution (whether in stock, cash, other property or any combination thereof) with respect to any Capital Stock of the Company and its Subsidiaries (other than to holders of Series B Preferred Stock of the Company);

(x)amend or terminate any Material Contracts of the Company or its Subsidiaries, other than renewals, amendments, change orders and expirations of such Material Contracts in the ordinary course of business consistent with past practice;

(xi)waive, release, assign, settle or compromise any material action, suit, claim, cause of action, investigation, complaint, legal proceeding, administrative enforcement proceeding, arbitration proceeding or other proceeding or adjudicative matter by or before any Governmental Entity;

(xii)settle or compromise any material Tax Contest, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, make, change or revoke any material Tax election or materially change any of the Company’s or its Subsidiaries’ accounting principles and methodologies (other than as required by GAAP); or

(xiii)agree, commit or offer to do any of the foregoing.

Section 5.2    Pre-Closing Exclusivity.

From the date hereof until the expiration of the Diligence Period, the Company shall not, and shall cause its Subsidiaries not to, enter into a definitive agreement relating to the acquisition of the Company or its Subsidiaries, or any portion of their businesses (whether by merger, stock sale, asset sale or otherwise) or relating to the issuance of equity by the Company or its Subsidiaries (each a “Competing Transaction”) other than the transactions expressly contemplated by this Agreement (subject to other restrictions applicable to the Company or any of its Subsidiaries under any other contract to which the Company or any of its Subsidiaries is party or by which their respective properties are bound). The Company shall promptly inform the Commitment Parties in the event the Company or any of its Affiliates or Representatives receives any proposal or offer in writing that could reasonably be expected to lead to a transaction relating to the acquisition of the Company or its Subsidiaries, or any material portion of their businesses or any debt or equity of the Company or its Subsidiaries.

Section 5.3    Further Assurances; Closing Conditions.

Prior to the Closing, each Party shall, and shall cause its Affiliates to (a) execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Parties as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and (b) use commercially reasonable efforts to cause the conditions set forth in Article VI to be satisfied and to consummate the transactions contemplated herein.

Section 5.4    Post-Closing Books and Records.

From and after the Closing, for so long as Ares has the right to designate a director to the Board (the “Ares Director”) pursuant to Section 12 of the Amended and Restated Series B Certificate of Designations, the Company shall, and shall cause its Subsidiaries to, afford to Ares and its Representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish Ares and its Representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, in each case, as Ares and/or its Representatives may reasonably request; provided that such access shall only be upon reasonable advance notice and all reasonable, out-of-pocket expenses incurred by the Company and its Subsidiaries to accommodate such investigation shall be at Ares’ sole cost and expense.
Section 5.5    ROFR/Tranche 2.

(a)The Parties hereto acknowledge and agree that, during the Diligence Period, the right of Ares set forth in Section 5.5 of the May 2019 ECA is, and shall remain, in full force and effect in accordance with its terms. Following the Diligence Period, but subject to Section 5.5(b) hereof, unless otherwise agreed by the Parties hereto, the right of Ares set forth in Section 5.5 of the May 2019 ECA shall terminate and be of no further force and effect. In addition, if a ROFR Waiver Event has occurred, then the right of Ares set forth in Section 5.5 of the May 2019 ECA shall terminate and be of no further force and effect.
(b)In the event that the Closing hereunder occurs and for so long as either clause (i) or (ii) below applies (each a “Reinstatement Event”h), then the right of Ares set forth in Section 5.5 of the May 2019 ECA shall remain in full force and effect.
(i) Both:
(A) at the conclusion of the Diligence Period, Ares is ready, willing and able to consummate its portion of the Tranche 2 investment and the other transactions set forth in the Term Sheet, on the terms and conditions set forth in the Term Sheet, and on other customary terms not inconsistent therewith, and has confirmed such in writing; and
(B) during the ninety (90) day period following the conclusion of the Diligence Period: (I) Ares reasonably cooperates with the company in seeking to identify a Non-Ares Investor (as defined in the Term Sheet), provided that potential Non-Ares Investors, shall be subject to pre-approval by Ares in good faith and its sole discretion prior to the Company approaching such potential Non-Ares Investors, (II) Ares negotiates in good faith with such potential Non-Ares Investors; and (III) Ares is willing to sign and close the transactions set forth in the Term Sheet subject to the same conditions as this Agreement and in the Term Sheet, provided that if Oaktree is not the Non- Ares Investor, the post-merger governance arrangements with Oaktree shall be satisfactory to Ares in good faith and its sole discretion. It being understood that nothing contained herein shall restrict the Company from holding discussions with any party not preapproved by Ares, but that Ares’ refusal to approve or negotiate with any such party shall not prevent the occurrence of a Reinstatement Event.
If the Company reasonably believes that at any time Ares is not satisfying the conditions set forth in the foregoing clauses (A) and (B), the Company shall provide prompt written notice to Ares, and Ares shall have five (5) days following receipt of such notice to remedy the issue.

(ii) Both: (A) Ares states in writing to the Company that independent of the Process Default described in clause (B) below, nothing has come to its attention from its due diligence examination of the Company that would cause it not to be willing to consummate its portion of the Tranche 2 investment and the other transactions set forth in the Term Sheet, on the terms and conditions set forth in the Term Sheet, and on other customary terms not inconsistent therewith, and (B) there has occurred a Process Default that was not remedied by the Company within five (5) days of delivery of specific written notice of default by Ares.

Section 5.6    Additional Warrants.

(a)[Intentionally Omitted]

(b)[Intentionally Omitted]

(c)[Intentionally Omitted]

(d)The number of shares of Common Stock the Warrants issued to each Commitment Party pursuant to this Section 5.6 shall be exercisable into shall be allocated between the Commitment Parties on a pro rata basis based on the Percentage of Aggregate Commitments for each Commitment Party listed on the Commitment Schedule.

(e)Post-Closing Warrant Adjustment. Subject to obtaining any required Stockholder Rule 5635 Approval, within five (5) Business Days after any issuance, from time to time, of shares of Common Stock (i) to Oaktree or its Affiliates pursuant to Section 3.6 of the Merger Agreement, (ii) upon the conversion of any shares of Series A Preferred Stock, (iii) upon the exercise of any warrant with an exercise price of $11.50 or higher and (iv) upon the exercise of any equity issued pursuant to the Company’s long term incentive plan or other equity plan with a strike price of $11.50 or higher (collectively, all shares issued at such time pursuant to clauses (i) through (iv), the “Additional Common Stock”), the Company shall issue to Ares (or such Affiliate of Ares as Ares may direct), a number of additional Warrants equal to (x) the number of shares of such Additional Common Stock multiplied by (y) the Applicable Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date. Subject to obtaining any required Stockholder Rule 5635 Approval, within five (5) Business Days after any issuance, from time to time, of Warrants pursuant to any of Section 5.6(a), (b) or (c) of the May 2019 ECA, the Company shall issue to Ares (or such Affiliate of Ares as Ares may direct), a number of additional Warrants equal to (x) the number of shares of such warrants issued pursuant to any of Section 5.6(a), (b) or (c) of the May 2019 ECA multiplied by (y) the Applicable Warrant Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date.

(f)Nasdaq Rule 5635. If the approval of the Company’s stockholders (the “Stockholder Rule 5635 Approval”) is required pursuant to Nasdaq Rule 5635 (or any other applicable Nasdaq Rules or any successor rule) (the “Nasdaq 20% Rule”) for the issuance of any Warrants pursuant to this Agreement (as may be integrated with the issuance of Warrants pursuant to the May 2019 ECA) (without giving effect to the limitations described below in clause (ii)):

(i) the Company agrees, if and to the extent that such Stockholder Rule 5635 Approval is required, (A) to use its best efforts to obtain the Stockholder Rule 5635 Approval as soon as reasonably practicable following the Closing and take all actions that are necessary to obtain the Stockholder Rule 5635 Approval until such time as the Stockholder Rule 5635 Approval is obtained and (B) that as soon as practicable following the Closing Date (and in any event, on or prior to December 31, 2019), the Company shall hold a special meeting of the Company’s stockholders, which includes the Stockholder Rule 5635 Approvals as matters to be voted on by the Company’s stockholders at such meeting; and

(ii) if and to the extent that such Stockholder Rule 5635 Approval is required, until Stockholder Rule 5635 Approval is obtained, in no event shall the Company issue Warrants pursuant to this Agreement that are exercisable into a number of shares of Common Stock exceeding the maximum number of shares of Common Stock (the “Cap Amount”) that the Company can, without Stockholder Rule 5635 Approval, issue in compliance with the Nasdaq 20% Rule.

Section 5.7    A&R Registration Rights Agreement.

Simultaneously with the Closing, the Company, Oaktree and Ares shall cause the Registration Rights Agreement to be duly amended in accordance with the terms thereof to add the Common Stock issuable upon exercise of the Warrants purchased by the Commitment Parties hereunder as “Registrable Securities” (as defined in the Registration Rights Agreement) (as amended, the “A&R Registration Rights Agreement”).

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to the Obligations of the Commitment Parties.

The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 6.2) the satisfaction of the following conditions prior to or at the Closing:

(a)Material Adverse Effect. Since August 13, 2019, there shall not have occurred a Material Adverse Effect.

(b)Governmental Approvals. All authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(c)No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement.

(d)Accuracy of the Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (ii) the other representations and warranties of the Company set forth on Exhibit C (A) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (B) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifier shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date).

(e)Compliance with Covenants. The Company shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing.

(f)Delivery of the Closing Certificate. The Company shall have delivered to each Commitment Party a certificate duly executed by the Chief Executive Officer of the Company certifying that the conditions set forth in clauses (a), (d) and (e) of this Section 6.1 have been fully satisfied.

(g)Nasdaq Review. (i)(A) The Company shall have timely provided notice to Nasdaq regarding the transactions contemplated hereby and (B) Nasdaq shall have completed its review of the issuance of the Series B Preferred Stock and the Warrants on the terms and conditions contemplated herein only if such review is required for the valid issuance of the Series B Preferred Stock and the Warrants and (ii) a determination as to whether Stockholder Rule 5635 Approval is required in connection with the transactions contemplated herein has been reasonably made by the Company.

(h)Other Deliverables and Actions. The Company shall have delivered or caused to be delivered and shall have taken each of the actions contemplated by Section 2.2(b).

Section 6.2 Waiver of Conditions to Obligations of Commitment Parties.

All or any of the conditions set forth in Section 6.1 may only be waived in whole or in part by a written instrument executed by all of the Commitment Parties; provided that a Commitment Party may waive in writing any or all of the conditions set forth in Section 6.1 solely with respect to itself.

Section 6.3 Conditions to the Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated hereby shall be subject to (unless waived in writing by the Company) the satisfaction of each of the following conditions prior to or at the Closing:

(a)Governmental Approvals. All authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(b)No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification Obligations.

Following the Closing, the Company and its direct and indirect Subsidiaries (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and their respective Affiliates (other than the Indemnifying Parties), equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, charges, damages, liabilities, debts, penalties, fines, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person or its assets or properties may become subject based upon, arising out of or in connection with (i) any breach of, or any inaccuracy in, any representation or warranty made by the Company in this Agreement or in any of the Definitive Documents, and (ii) any breach or default in performance by the Company of any covenants, agreements or obligations contained in this Agreement or in any of the Definitive Documents and/or (iii) any direct or indirect Action by stockholders of the Company (including, for the avoidance of doubt, any derivative action) arising out of, relating to or in connection with the transactions contemplated by the Term Sheet or any investigation by any Governmental Entity relating to the Company's actions or omissions arising out of, relating to or in connection with the transactions contemplated by the Term Sheet. For the avoidance of doubt, (x) the amount of any Losses subject to indemnification pursuant to this Article VII paid to an Indemnified Person shall include a gross-up to take into account such Indemnified Person’s and its Affiliates’ and Affiliated Funds’ ownership of Capital Stock in the Company such that, after payment of the grossed-up amount, such Indemnified Person will not have suffered any Losses and (y) the amount of any Losses for which indemnification is provided under this Article VII paid to an Indemnified Person by an Indemnifying Party shall be net of any amounts recovered by such Indemnified Person under insurance policies with respect to such Loss; provided that, for the avoidance of doubt, any such insurance policies shall be excess and non-contributory.

Section 7.2 Indemnification Procedure.

(a)     If any third party shall notify any Indemnified Person in writing with respect to any matter (a Third Party Claim) which may reasonably give rise to a claim for indemnification under this Article VII, then the Indemnified Person shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided that the failure to so notify any Indemnifying Party shall not limit the indemnification obligations of the Indemnifying Parties under this Agreement, except to the extent that such failure to give notice has materially prejudiced a material defense or claim that would have otherwise been available to the Indemnifying Party.

(b)     The Indemnifying Party will have the right to assume control of the defense against a Third Party Claim for Actions of the type described in Section 7.1(iii) with counsel of its choice (reasonably satisfactory to the Indemnified Person) so long as the Indemnifying Party notifies the Indemnified Person promptly in writing (and in any event within 10 days after the Indemnified Person has provided notice to the Indemnifying Party in accordance with Section 7.2(a)) that (i) the Indemnifying Party is electing to assume control of the defense, (ii) such matter is subject to indemnification hereunder and (iii) the Indemnifying Party will satisfy its indemnification obligations to the extent required under this Article VII.

(c)     Notwithstanding Section 7.2(b), the Indemnifying Party shall not have the right to participate in or assume the control of the defense against any Third Party Claim for Actions of the type described in Section 7.1(iii) if: (i) the Third Party Claim relates to or arises in connection with any criminal matter; (ii) the Third Party Claim seeks an injunction or other equitable relief against any Indemnified Person other than precluding the consummation of the transactions contemplated by the Term Sheet; (iii) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim; (iv) Ares has been advised by outside counsel that a reasonable likelihood exists of a conflict of interest between an Indemnified Person and an Indemnifying Party in the event the Indemnifying Party elects to control or defend the Third Party Claim or (v) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article VII. If the Indemnifying Party elects to assume such control, the Indemnified Person shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf; provided that the fees and disbursements of such counsel shall be paid by the Indemnified Person unless, Ares has been advised by outside counsel that a reasonable likelihood of a conflict of interest between an Indemnifying Party and an Indemnified Person exists in respect of such Action (and in which case, the Indemnifying Party shall pay the reasonable fees and expenses of one (1) additional counsel (plus any reasonably necessary local counsel) as may be retained by such Indemnified Person in order to resolve such conflict or to represent such Indemnified Person in such Action solely with regard to such conflict matters). Until such time as the Indemnifying Party has delivered a written notice of intent to defend a Third Party Claim to the Indemnified Person in accordance with Section 7.2(a), the Indemnified Person shall, at the expense of the Indemnifying Party, undertake the defense of such Third Party Claim, and shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Person expressly waives any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim. If the Indemnifying Party exercises its right to control the defense of a Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Person before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against any Indemnified Person or any of its Affiliates, (ii) such settlement does not expressly and unconditionally release each of the Indemnified Persons and their respective Affiliates from all Losses with respect to such claim without prejudice, or (iii) if such settlement includes any statement as to an admission of fact, culpability or failure to act by or on behalf of any Indemnified Person or any of its Affiliates.

(d)     In the event that the Indemnifying Party is not entitled, or otherwise elects not, to conduct the defense of a Third Party Claim in accordance with Section 7.2(a), Section 7.2(b) or Section 7.2(c), (i) the Indemnified Person may defend against the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person shall reasonably consult with the Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses reasonably incurred), and (iii) the Indemnifying Party shall remain obligated to indemnify the Indemnified Person to the extent required under this Article VII. In the event the Indemnified Person is conducting the defense of the Third Party Claim, the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Person expressly waives any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim.

(e)     Notwithstanding anything to the contrary set forth herein, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party pursuant to Section 7.1(iii) to the extent it is finally determined by a court of competent jurisdiction that any Losses relating to Actions of the type described in Section 7.1(iii) incurred by an Indemnified Party arising out of the Indemnified Party’s bad faith or willful misconduct (and if prior indemnification payments have been made and it is later finally determined by a court of competent jurisdiction that an Indemnified Party acted (or failed to act) with bad faith or willful misconduct, such portion of the prior indemnification payments arising out of the Indemnified Party's bad faith or willful misconduct shall be repaid to the Indemnifying Party).

Section 7.3 Treatment of Indemnification Payments.

All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price for all Tax purposes. The provisions of this Article

VII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 7.4 Survival.

All pre-Closing covenants and other agreements contained in this Agreement shall survive for a period of twelve (12) months. All covenants and other agreements contained in this Agreement which by their terms are to be performed following the Closing shall survive the Closing until fully performed. The representations and warranties made in this Agreement shall survive the Closing Date as follows: (a) the representations and warranties set forth in Section (a) (Organization and Qualification), Section (b) (Authorization; Enforcement Validity), Section (c) (Issuance of Securities), Section (g) (No General Solicitation; Agent’s Fees), Section (p) (Transactions with Affiliates), Section (q) (Equity Capitalization) and Section (vv) (Disclosure) of Exhibit C (collectively, the “Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties in Section (v), (Employee Relations), Section (aa) (Tax Status) and Section (ll) (ERISA Compliance) of Exhibit C shall survive until the expiration of the statute of limitations plus sixty (60) days and (c) all other representations and warranties shall survive until the two (2)-year anniversary of the Closing.

Section 7.5 Commitment Party Liabilities.

The aggregate liabilities of any Commitment Party for Losses under this Agreement shall in no event exceed such Commitment Party’s Commitment Amount.

Section 7.6 Damages.

Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential (other than to the extent reasonably foreseeable) damages or damages for lost profits.

Section 7.7 Additional Matters.

For purposes of determining whether there has been a breach of a representation or warranty contained in this Agreement and for purposes of calculating Losses subject to indemnification pursuant to this Article VII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect, specified dollar thresholds or similar qualifications.

Section 7.8 Exclusive Remedy.

From and after the Closing, the sole and exclusive remedy of each of the Commitment Parties with respect to any breach of a representation, warranty, covenant or agreement by the Company in this Agreement shall be pursuant (and only pursuant) to the indemnification provisions set forth in this Article VII; provided that nothing in this Section 7.8 shall limit (i) any claims for equitable remedies, and each Party shall be entitled to seek specific performance and injunctive relief and other equitable remedies in connection with any breach or threatened breach of a representation, warranty, covenant or agreement herein and (ii) any claims for fraud.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)by mutual written consent of the Company and the Commitment Parties;

(b)by the Company or any of the Commitment Parties, upon written notice to the other Parties, if the transactions contemplated by this Agreement have not been consummated on or prior to 5:00 pm Pacific Time on September 13, 2019 (which date may be extended for up to an additional ten (10) Business Days to the extent necessary approval from the Principal Market for the transactions contemplated by the Definitive Documents has not been obtained by September 13, 2019) or such later date, if any, as the Company and the Commitment Parties may mutually agree upon in writing (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not available to any Party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure of the Closing to occur on or prior to the Termination Date;

(c)by the Company or any of the Commitment Parties, upon written notice to the other Parties, if a Governmental Entity of competent jurisdiction has issued an Order or has taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure to avoid such Order or other action;

(d)by any of the Commitment Parties, upon written notice to the Company, if:

(i)(A) the Company has breached any representation, warranty, covenant or other agreement made by the Company in this Agreement or such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition to the Closing to not be able to be satisfied, (B) the Commitment Party shall have delivered written notice of such breach or inaccuracy to the Company and (C) such breach or inaccuracy is not cured by the Company before the earlier of (x) the third (3rd) Business Day after receipt of such notice and (y) one (1) Business Day before the Closing Date; or

(ii)the Company or any of its direct or indirect Subsidiaries (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect; (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (A); (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to the Company or any Affiliate or for a substantial part of the Company’s assets; (D) makes a general assignment or arrangement for the benefit of creditors; or (E) takes any corporate action for the purpose of authorizing any of the foregoing.

Section 8.2    Effect of Termination.

Upon termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that, Article IX (except as otherwise set forth therein) shall survive the termination of this Agreement; provided further that nothing set forth in this Agreement shall relieve any Party from liability for any willful or intentional breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Notices.

All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)	If to the Company:

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
Attn: Gil Melman, Esq.
Tel: (765) 828-3513
Email: Gil.Melman@iea.net

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 South Hope Street 29th Floor
Los Angeles, CA 90071
Attn: Tana Ryan, Esq.
Tel: (213) 680-8430
Email: tryan@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Michael Kim, Esq.
Tel: (212) 446 4746
Email: michael.kim@kirkland.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Maurice Lefkort, Esq., Bradley Friedman, Esq.
Tel: (212) 728-8239, (212) 728-8514
Email: mlefkort@willkie.com, bfriedman@willkie.com

(b)	If to the Commitment Parties:

To each Commitment Party at the addresses or e-mail addresses set forth below the Commitment Party’s signature in its signature page to this Agreement.
with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Kenneth Schneider, Esq.
Attention: Chaim P. Theil, Esq
Tel: (212) 373-3303
Tel: (212) 373-3448
Email: kschneider@paulweiss.com
Email: ctheil@paulweiss.com

(c)	If to Oaktree:

Oaktree
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Ian Schapiro
Attention: Peter Jonna
Email: ischapiro@oaktreecapital.com pjonna@oaktreecapital.com with copies (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ellen N. Ching, Esq.
Tel: (212) 373-3241
Email: eching@paulweiss.com

Section 9.2 Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred (in whole or in part) by any Party (whether by operation of law or otherwise) without the prior written consent of the Company and the Commitment Parties, and any purported assignment or transfer in violation of this Section 9.2 shall be null and void ab initio. Except as provided in Article VII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 9.3    Prior Negotiations; Entire Agreement.

This Agreement (including the agreements attached as Schedules and Exhibits to and the documents and instruments referred to in this Agreement, including the Definitive Documents) constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

Section 9.4 Governing Law; Venue: Forum.

THIS AGREEMENT (AND ANY CLAIMS OR CAUSE OF ACTION ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR STATUTE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each of the Parties irrevocably and unconditionally agrees that, subject to the immediately following sentence of this Section 9.4, any legal action, suit or proceeding against it with respect to any matter arising under, out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware), and by execution and delivery of this Agreement, each of the Parties: (a) irrevocably submits itself to the nonexclusive jurisdiction of such court, (b) waives any objection to laying venue in any such action, suit or proceeding and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over such Party.

Section 9.5    Waiver of Jury Trial.

EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, TORT OR STATUTE).

Section 9.6 Counterparts.

This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 9.7    Waivers and Amendments; Rights Cumulative; Consent; Severability.

(a)This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and all of the Commitment Parties.

(b)[Intentionally Omitted.]

(c)The terms and conditions of this Agreement may be waived (A) by the Company only by a written instrument executed by the Company and (B) by the Commitment Parties only by a written instrument executed by the Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

(d)In the event that any provision hereof would be invalid or unenforceable in any respect under applicable Law, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 9.8 Headings.

The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 9.9 Specific Performance.

It is understood and agreed by the Parties that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 9.10 Publicity.

Except as may be required to comply with the requirements of any applicable Law, including the federal securities laws, or the rules and regulations promulgated by the U.S. Securities and Exchange Commission or Nasdaq, no Party will, and each Party will cause its Affiliates and its Representatives not to, issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of the other Parties; provided that, in any event, the use of a Commitment Party’s name, or the names of any of its Affiliated funds, investment vehicles and/or managed accounts, in any press release or public announcement shall require the prior written consent of such Commitment Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.11 No Recourse.

Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, Affiliated Funds or Related Parties or Representatives or any of such Party’s Affiliates’, Affiliated Funds’ or Related Parties’ Affiliates or Representatives in each case other than the Parties to this Agreement and each of their respective successors and permitted assigns under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties or Representatives, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 9.11 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 9.12    Relationship Among Parties.

(a)Notwithstanding anything herein to the contrary, the duties and obligations of the Commitment Parties arising under this Agreement shall be several, not joint. Nothing contained herein and no action taken by any Commitment Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any parties that the Commitment Parties, are in any way acting in concert or as a “group” (or a joint venture, partnership or association), and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Commitment Party confirms that it has independently participated in the negotiation of the transactions contemplated under this Agreement with the advice of counsel and advisors.

(b)In connection with any matter requiring consent or a request of the Commitment Parties under this Agreement, there is no requirement or obligation that such holders agree among themselves to take such action and no agreement among such holders with respect to any such action. In connection with any matter that may be requested by the Commitment Parties, each such holder may, through its counsel, make such request; provided, that the Company will only be required to take such action if it receives the request of the Commitment Parties, as the case may be. In connection with any matter requiring consent of the Commitment Parties hereunder, the Company will solicit consent independently from each such holder or its respective counsel; provided, that such consent shall only be granted if the approval of the Commitment Parties (as applicable) is obtained.

(c)The Company acknowledges that each Commitment Party may be (or may be affiliated with) a full service financial firm and as such from time to time may, together with its Affiliates, effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of business entities that may be the subject of the transactions contemplated by this Agreement. The Company hereby waives and releases, to the fullest extent permitted by Law, any claims the Company may have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of any Commitment Party or any of its respective Affiliates to bring such transactions, activities, investments or holdings to the Company’s attention.

Section 9.13 Further Assurances.

From and after the Closing Date, upon the reasonable request of any Party hereto, any other Party hereto shall execute, acknowledge, file and/or deliver all such additional instruments, agreements and other documents, and shall do (or cause to be done) all such additional acts and things, that are necessary, proper, advisable or desirable to carry out, consummate and make effective any of the transactions contemplated by this Agreement.

Section 9.14 Oaktree Consents.

(a)Unless this Agreement is terminated pursuant to Section 8.1(d) in which case, for the avoidance of doubt, this Section 9.14 shall be null and void ab initio and shall not survive termination of this Agreement, (i) Oaktree hereby irrevocably consents to the issuance of the Series B Preferred Stock contemplated by this Agreement and the Amended and Restated Certificate of Designations attached as Exhibit A hereto, in each case as in effect as of the date hereof (the “Tranche 1 Issuance”) for purposes of Section 6(c) of the Series A Certificate of Designations and waives its redemption right under Section 7(a) thereof with respect to the Tranche 1 Issuance and (ii) in connection with the closing of the “Tranche 2” issuance of Series B Preferred Stock on the terms set forth in the Term Sheet attached to this Agreement as of the date hereof (the “Tranche 2 Transaction”), Oaktree hereby agrees to sell all of its Series A Preferred Stock to Ares or another third party designated by Ares at such closing on the terms set forth in the Term Sheet attached to this Agreement as of the date hereof (the “Series A Repurchase”). For the avoidance of doubt, except as expressly set forth in Section 9.14(a)(i), prior to the consummation of the Series A Repurchase, the consent and redemption rights set forth in the Series A Certificate of Designation, whether in connection with the “Tranche 2 ” issuance or otherwise, shall remain in full force and effect.

(b)     Unless this Agreement is terminated pursuant to Section 8.1(d) in which case, for the avoidance of doubt, this Section 9.14 shall be null and void ab initio and shall not survive termination of this Agreement, Oaktree hereby irrevocably (i) consents to the Tranche 1 Issuance for purposes of Section 6(b) of that certain Certificate of Designations of Series B Preferred Stock of Infrastructure and Energy Alternatives, Inc., dated as of May 20, 2019 (the Original Series B COD) and waives its redemption right under Section 7(a) thereof with respect to the Tranche 1 issuance and (ii) subject to the concurrent consummation of the Series A Repurchase, consents to the Tranche 2 Issuance following the expiration of the Diligence Period for purposes of Section 6(b) of the Amended and Restated Certificates of Designations and waives its redemption right under Section 7(a) thereof with respect to such transactions.

(c)     At the Closing, the Company shall pay, or cause to be paid, to Oaktree up to $250,000 of the out-of-pocket and documented costs and expenses incurred by Oaktree and its Affiliates (including attorney and advisor fees) prior to, on or after the date hereof in connection with the transactions contemplated by this Agreement.

Section 9.15 Ares Consent and Covenant.

(a)     Unless this Agreement is terminated pursuant to Section 8.1(d) in which case, for the avoidance of doubt, this Section 9.15 shall be null and void ab initio and shall not survive termination of this Agreement, Ares hereby irrevocably consents to the issuance of the Series B Preferred Stock contemplated by this Agreement for purposes of Section 6(b) of the Original Series B COD and waives its redemption right under Section 7(a) thereof with respect to such issuance.

(b)     Unless otherwise approved by the Board, Ares hereby agrees not to, and agrees to cause its Affiliates not to, purchase (or otherwise acquire beneficial ownership of) the Common Stock, or warrants to purchase Common Stock, owned by Oaktree and its Affiliates as of the date hereof, unless all other owners of Common Stock are provided the opportunity to sell their shares of Common Stock to Ares and/or its Affiliates on the same economic terms as Oaktree and its Affiliates.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By: /s/ JP Roehm

Name: John P. Roehm
Title: President and Chief Executive Officer

ARES SPECIAL SITUATIONS FUND IV, L.P.
By: ASSF Management IV, L.P., its general partner
By: ASSF Management IV GP LLC, its general partner
By: /s/ Aaron Rosen
Name: Aaron Rosen
Title: Partner

Notice Information:
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Email: sgraves@aresmgmt.com, PEGeneralCounsel@aresmgmt.com
Attn: Scott Graves

ASOF Holding I, L.P.
By: ASOF Management, L.P., its general partner
By: ASOF Management GP LLC, its general partner

By: /s/ Aaron Rosen
Name: Aaron Rosen
Title: Partner

Notice Information:
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Email: sgraves@aresmgmt.com, PEGeneralCounsel@aresmgmt.com
Attn: Scott Graves

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC, (solely for purposes of section 9.14(b))

By: /s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

Notice Information:
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com, pjonna@oaktreecapital.com
Attention: Ian Schapiro, Peter Jonna

OT POF IEA PREFERRED B AGGREGATOR, L.P. (solely for purposes of Section 9.14(b))

By: OT POF IEA PREFERRED B AGGREGATOR GP, LLC
Its: General Partner

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: Managing Member

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner
By: Oaktree Fund GP I, L.P.
Its: Managing Member

By: /s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

By: /s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory

Notice Information:
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com, pjonna@oaktreecapital.com
Attention: Ian Schapiro, Peter Jonna

OAKTREE POWER OPPORTUNITIES FUND III DELAWARE, L.P. (solely for purposes of Section 5.7 and 9.14)

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner
By: Oaktree Fund GP I, L.P.
Its: Managing Member

By: /s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

By: /s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory

Notice Information:
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com, pjonna@oaktreecapital.com
Attention: Ian Schapiro, Peter Jonna

[Signature Page to Equity Commitment Agreement]

SCHEDULE 1

Commitment Schedule

Commitment Party	Commitment Amount	Percentage of Aggregate Commitments	Number of Shares of Series B Preferred Stock to be issued to Commitment Party	Percentage of Warrants to be issued to Commitment Party
Ares Special Situations Fund IV, L.P.	$25,000,000	50%	25,000	50%
ASOF Holdings I, L.P.	$25,000,000	50%	25,000	50%
Total:	$50,000,000	100%	50,000	100%

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATIONS

(See attached.)

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS
OF
SERIES B PREFERRED STOCK
OF
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
_________________________
pursuant to Section 242 of the
General Corporation Law of the State of Delaware
_________________________
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC., a Delaware corporation (the “Corporation”), hereby certifies that:
1.The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

2.The Certificate of Incorporation expressly grants to the Board authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.The Board previously adopted resolutions on May 20, 2019 authorizing the creation and issuance of a series of such preferred stock designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”) and authorizing the issuance of 50,000 shares of Series B Preferred Stock (the “Original Series B Preferred Stock”) and the Certificate of Designations for the Series B Preferred Stock was filed with the Secretary of State of the State of Delaware on May 20, 2019 (the “Original Certificate of Designations”).

4.On August 13, 2019, in accordance with Section 6 of the Original Certificate of Designations, Ares approved (i) the issuance of an additional 50,000 shares of Series B Preferred Stock (the “Additional Series B Preferred Stock”) and (ii) the amendment and restatement of the Original Certificate of Designations as set forth herein.

5.Pursuant to the authority conferred upon the Board by the Certificate of Incorporation and in accordance with the provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, the Board, by action duly taken on August 13, 2019, adopted resolutions (which resolutions have not been modified and are in full force and effect on the date hereof) (i) authorizing the issuance of an additional 50,000 shares of Series B Preferred Stock, (ii) approving the amendment and restatement of the Original Certificate of Designations as set forth herein, and (iii) fixing the designations, powers, preferences and rights of the shares of this Series B Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1.Designation. The designation of this series of preferred stock shall be “Series B Preferred Stock.” Series B Preferred Stock will rank (a) equally in right of payment with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (b) senior in right of payment to Junior Stock, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (c) junior in right of payment to Senior Stock, if any, with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.Number of Shares. The number of authorized shares of Series B Preferred Stock shall be 100,000. Such number of authorized shares may, from time to time, be increased (subject to Section 6) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) stating that such increase or reduction has been so authorized. The Corporation shall have the authority to issue fractional shares of Series B Preferred Stock. The date on which the Corporation initially issues any share of Series B Preferred Stock shall be deemed to be the “date of issuance” for such share of Series B Preferred Stock, in each case regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series B Preferred Stock.

Section 3.Definitions.

“Accumulated Dividend Rate” means 18% per annum; provided that, during the period from the occurrence of a Deleveraging Event until the date that is two years from the occurrence of such Deleveraging Event, the Accumulated Dividend Rate shall instead be 15% per annum; provided, further, that, from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Accumulated Dividend Rate shall be the Accumulated Dividend Rate as otherwise determined pursuant to this definition plus 2% per annum.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.
“Amendment Date” means August 13, 2019.
“Ares” means Ares Management LLC, on behalf of its Affiliated funds, investment vehicles and/or managed accounts.
“Board” means the Corporation’s Board of Directors.
“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the bylaws of the Corporation.
“Capital Stock” means, without duplication, (i) the Common Stock, (ii) the Series B Preferred Stock, (iii) the Series A Preferred Stock, (iv) any other equity or equity-linked securities issued by the Corporation or its Subsidiaries, and (v) any other shares of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, directly or indirectly, any equity or equity-linked security issued by the Corporation or its Subsidiaries, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.
“Cash Dividend Rate” means (i) with respect to any Dividend Period for which the Total Net Leverage Ratio is greater than 1.50 to 1.00, 15% per annum (or 13.5% per annum if a Deleveraging Event has occurred prior to the date dividends are paid with respect to such Dividend Period) and (ii) with respect to any Dividend Period for which the Total Net Leverage Ratio is less than or equal to 1.50 to 1.00, (x) in the case of the Original Series B Preferred Stock, 13.5% per annum, and (y) in the case of the Additional Series B Preferred Stock, 12% per annum.
“Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Corporation (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Corporation, in each case for clauses (a) - (c) which results in any one Person, or more than one Person that are Affiliates or that are acting as a group, other than a Permitted Holder, acquiring direct or indirect ownership of equity securities of the Corporation which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Corporation, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to a Person other than the Corporation, any of its Subsidiaries, or a Permitted Holder; provided, that no Change of Control shall be deemed to have occurred pursuant to clause (a) due to the acquisition of shares of Common Stock by Oaktree or its Affiliates upon (x) the conversion of shares of Series A Preferred Stock held by Oaktree or its Affiliates on the date hereof into shares of Common Stock, (y) pursuant to Section 3.6 of the Merger Agreement or (z) the exercise of any Warrants. For the avoidance of doubt, a Change of Control shall be deemed to have occurred if Oaktree acting alone or in a group (as defined in Section 13(d)(3) of the Exchange Act)) with any Person (other than another Permitted Holder) consummates a merger, acquisition or similar transaction with the Corporation or any of its Subsidiaries, other than a merger, acquisition or similar transaction with the Corporation or any of its Subsidiaries consummated during the Third Party Transaction Period (in accordance with the timing set forth therein) if no Reinstatement Event (as defined in the Tranche 1 Equity Commitment Agreement) has occurred.
“Closing Date” means the date of the closing of the original issuance of Series B Preferred Stock.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, or any other shares of the Capital Stock of the Corporation into which such shares of common stock shall be reclassified or changed.
“Competitor” means (i) any Person that is an operating company that primarily engages in the engineering, procurement and construction sector for renewable energy generation or (ii) any controlled Affiliate of the foregoing.
“control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Credit Agreement” means that certain Third Amended and Restated Credit and Guarantee Agreement, dated as of September 25, 2018, as amended and restated as of November 2, 2018, as further amended and restated as of November 16, 2018 and as further Amended and Restated as of May 20, 2019.
“Default Event” means any material breach by the Corporation of its obligations under this Certificate of Designations, other than a Non-Payment Event, which, if curable, is not cured on or prior to the 30th day after receipt of written notice from Ares after such default.
“Deleveraging Event” means an equity financing following the Closing Date consisting of either (x) the issuance of Junior Stock, which Junior Stock does not contain any mandatory redemption provisions requiring redemption prior February 16, 2025 (other than with respect to a change of control or liquidation event) or (y) the issuance of Parity Stock (including additional Series B Preferred Stock) to the holders of Series B Preferred Stock as of the Closing Date or their Affiliates, in each case where the proceeds of such equity financing are used exclusively by the Corporation to permanently reduce senior secured indebtedness for borrowed money for which the Corporation is the borrower or a guarantor by at least $50 million.
“Dividend Date” means, to the extent that any shares of Series B Preferred Stock are then outstanding, each of March 31, June 30, September 30 and December 31 or, to the extent any of the foregoing is not a Business Day, the first Business Day following such date.
“Dividend Period” means (i) with respect to the Original Series B Preferred Stock, the period from the Closing Date to the first Dividend Date following the Closing Date and each quarterly period thereafter and (ii) with respect to the Additional Series B Preferred Stock, the period from the Amendment Date to the first Dividend Date following the Amendment Date and each quarterly period thereafter.
“Junior Stock” means (i) the Series A Preferred Stock, (ii) the Common Stock and (iii) any other class or series of Capital Stock of the Corporation, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Liquidation Event” means (i) effecting any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) any voluntary or involuntary filing for bankruptcy, insolvency, receivership or any similar proceedings by or against the Corporation or any of its Subsidiaries that holds, directly or indirectly, all or substantially all of the assets of the

Corporation and its Subsidiaries on a consolidated basis, (iii) a receiver or trustee is appointed for all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis or (iv) the Corporation or any Subsidiary of the Corporation that owns all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis makes an assignment for the benefit of its creditors.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated November 3, 2017, by and among the Corporation, IEA Energy Services LLC, a Delaware limited liability company, Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company, and the other parties thereto.
“Net Cash Proceeds” means the excess of (a) the aggregate cash proceeds received by the Corporation and/or its Subsidiaries in connection with a Qualifying Equity Sale or Significant Disposition, as applicable, minus (b) the sum of (i) any out-of-pocket fees, commissions and expenses paid or payable by the Corporation and/or its Subsidiaries, (ii) any federal, state, local or other taxes paid or reasonably estimated to be payable by the Corporation, and (iii) any indebtedness which, by its terms, is required to be paid or prepaid by the Corporation or the applicable Subsidiary, and is paid or prepaid, in each case of the foregoing clauses (i) - (iii), in connection with such Qualifying Equity Sale or Significant Disposition (to the extent such amounts have not been deducted in calculating the cash proceeds received by the Corporation and/or its Subsidiaries in connection with such Significant Disposition), as applicable; provided that proceeds received by a non-wholly owned Subsidiary in connection with a Qualifying Equity Sale or Significant Disposition shall constitute “Net Cash Proceeds” only to the extent that such proceeds may be distributed up to the Corporation without breaching any agreements with, or fiduciary duties owing to (upon advice of independent counsel), such Subsidiary’s minority shareholder(s) by which such Subsidiary is bound or any law to which such Subsidiary is subject.
“Non-Payment Event” means failure of the Corporation to redeem any shares of Series B Preferred Stock as and when required in accordance with Section 7 of this Certificate of Designations, in either case which is not cured within five (5) days after written notice from Ares after such default.
“Oaktree” means Oaktree Power Opportunities Fund III Delaware, L.P., or any of its Affiliated funds, investment vehicles and/or managed accounts.
“Parity Stock” means any class or series of Capital Stock of the Corporation hereafter authorized that expressly ranks equally with the Series B Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Permitted Holder” means (x) Ares and (y) Oaktree; when, with respect to any transaction, is acting in a group (as defined in Section 13(d)(3) of the Exchange Act) with Ares with respect to such transaction.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust, or other entity.
“Qualifying Equity Sale” means the sale by the Corporation or any of its Subsidiaries of any Capital Stock of the Corporation or such Subsidiary, including the sale of such Capital Stock upon the cash exercise of any warrants issued by the Corporation; provided that “Qualifying Equity Sale” shall not include (i) sales of any Common Stock of the Corporation or derivatives thereof (such as options) to management, consultants or directors of the Corporation or any of its Subsidiaries pursuant to a stock incentive plan approved by the Board, (ii) sales of Capital Stock to the extent the proceeds thereof are used to maintain the Corporation’s solvency (as reasonably determined by the Board as of the date of issuance) or to avoid a default under any bona-fide credit agreement to which the Corporation or any of its Subsidiaries are subject (e.g., an equity cure) with any lender or (iii) issuances of Capital Stock of the Corporation to any Person as consideration for any bona-fide acquisition by the Corporation or any of its Subsidiaries approved by the Board (including any Board member nominated by Ares) and the primary purpose of which is not to obtain financing.
“Senior Stock” means any class or series of Capital Stock of the Corporation hereafter authorized which expressly ranks senior to the Series B Preferred Stock and has preference or priority over the Series B Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation.
“Significant Disposition” means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of any assets or businesses of the Corporation and/or its

Subsidiaries outside the ordinary course of business for which the Corporation and/or its Subsidiaries receives consideration having a value in excess of $5,000,000.
“Stated Value” means, as of a particular time with respect to a share of Series B Preferred Stock, an amount equal to the sum of (i) $1,000, as equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B Preferred Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction with respect to the Series B Preferred Stock after the date of issuance of such share of Series B Preferred Stock, plus (ii) the amount of accumulated but unpaid dividends compounded and accumulated on such share as a result of Series B Preferred Dividends pursuant to Section 4(a).
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Third Party Deleveraging Event” means any equity financing by or secondary purchase on behalf of the Corporation or its Subsidiaries, that both (a) generates net proceeds sufficient to make the payments required by Section 7(a)(vi), and such payments are actually applied in accordance with Section 7(a)(vi) (with such application of payments being a condition to the consummation of such transaction) and (b) is consummated during the Third Party Transaction Period; provided that the funds for such equity financing are not provided by Ares or any of its Affiliates.
“Third Party Transaction Period” means, the period commencing on September 14, 2019, and terminating ninety days thereafter; provided that if definitive documentation in respect of a Third Party Deleveraging Event is entered into on or before such ninetieth day, the Third Party Transaction Period shall expire on the one hundred fiftieth day following September 14, 2019; provided that if at such one hundred fiftieth day the only condition to consummation of the Third Party Deleveraging Event that is not satisfied is receipt of regulatory approval, the Third Party Transaction Period shall expire on the one hundred eightieth day following September 14, 2019.
“Total Net Leverage Ratio” means, with respect to any Dividend Period, the “Total Net Leverage Ratio” (as defined under the Credit Agreement as in effect on the Amendment Date), calculated as of the date of the most recently provided Compliance Certificate (as defined in the Credit Agreement as in effect on the Amendment Date) as of the beginning of such Dividend Period.
“Tranche 1 Equity Commitment Agreement” means that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of August 13, 2019, as may be amended, restated, supplemented or otherwise modified from time to time.
“Warrants” means warrants to purchase shares of Common Stock, at an exercise price of $0.0001 per share, issued pursuant to either (i) that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of May 14, 2019 (as may be amended, restated, supplemented or otherwise modified from time to time) or (ii) the Tranche 1 Equity Commitment Agreement.
Section 4.Dividends.

(a)Accumulation and Payment of Dividends. No dividends shall be paid on the Series B Preferred Stock unless as, if and when declared by the Board. Except as set forth below, commencing from and after (i) the Closing Date, with respect to shares of Original Series B Preferred Stock, or (ii) the Amendment Date, with respect to shares of Additional Series B Preferred Stock, dividends will accumulate for each Dividend Period with respect to each share, or fraction of a share, of Series B Preferred Stock at the Accumulated Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will increase the Stated Value of such share of Series B Preferred Stock on and effective as of the applicable Dividend Date without any further action by the Board (the “Series B Preferred Accumulated Dividend”); provided, that, to the extent not prohibited by applicable law, and only as, if and when declared by the Board, dividends will be declared and paid in cash with respect to each share, or fraction of a share, of Series B Preferred Stock at the Cash Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will be payable in cash quarterly in arrears on the applicable Dividend Date (the “Series B Preferred Cash Dividend” and together with the Series B Preferred Accumulated Dividend, the “Series B Preferred Dividend”).  Other than as permitted pursuant to Section 4(d), any Series B Preferred Cash Dividend shall be paid prior and in preference to dividends or distributions on shares of Common Stock and any shares of other Junior Stock and pari passu with any shares of Parity Stock (to the extent such Parity Stock is such because it ranks on a par with the Series B Preferred Stock as to dividends). For the avoidance of doubt, (x) commencing on (A) the Closing Date, with respect to shares of Original Series B Preferred Stock, or (B) the Amendment Date, with respect to shares of Additional Series B Preferred Stock, the Series B Preferred Dividend shall accumulate daily on the basis of a 360-day year consisting of twelve 30-day periods on the Stated Value of each share of Series B Preferred Stock (as such Stated Value may be increased by any Series B Preferred Accumulated Dividends pursuant to this Section 4(a)) and (y) the amount of Series B Preferred Dividends accumulated on the Series B Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year.

(b)Distribution of Partial Dividend Payments. For so long as any share of Series B Preferred Stock remains outstanding, if Series B Preferred Cash Dividends are not declared and paid in full upon the shares of Series B Preferred Stock and any Parity Stock with the same dividend payment date or with a dividend payment date which arises during the dividend period ending on a Dividend Date, all Series B Preferred Cash Dividends declared upon shares of Series B Preferred Stock and any such Parity Stock will be declared on a proportional basis, with the effect that the amount of dividends declared per share will be declared and paid among them in the same ratio as the amount of all accumulated but unpaid dividends as of the Dividend Date for the applicable dividend period per share of Series B Preferred Stock is to the amount of all accrued and unpaid dividends as of the end of the applicable dividend period per share of any Parity Stock.

(c)Dividends After Redemption. Notwithstanding anything to the contrary in this Section 4, no share of Series B Preferred Stock shall accrue any dividends after the date on which (i) such share has been redeemed or purchased by the Corporation in accordance with the terms hereof or (ii) the Corporation has validly sought to redeem or purchase such share in accordance with Section 7 but has been unable to do so because of the failure of the holder thereof to return the certificate representing such share, so long as the Corporation has set aside funds for such redemption or payment in accordance with Section 7(f). For each share of Series B Preferred Stock, the date that is the earliest of the dates specified in clauses (i) and (ii) of this Section 4(c) is referred to herein as such share’s “Dividend Cessation Date.”

(d)Restrictions. Until the Dividend Cessation Date of all shares of Series B Preferred Stock, neither the Corporation nor any of its Subsidiaries shall declare, pay or set aside any dividends on shares of any other class or series of Capital Stock of the Corporation or any of its Subsidiaries, other than (i) dividends payable on (A) Senior Stock, (B) Parity Stock in compliance, to the extent applicable, with the provisions of Section 4(b) and (C) Junior Stock payable solely in the form of additional shares of Junior Stock and (ii) dividends or distributions by a Subsidiary; provided that the Corporation may pay cash dividends on the Series A Preferred Stock (“Class A Cash Dividends”) if either (x) no Series B Preferred Accumulated Dividends have accumulated on any shares of Series B Preferred Stock prior to or on the date such dividend is paid on the Series A Preferred Stock or (y) as of the date such dividend is paid on the Series A Preferred Stock, the Corporation has redeemed, in accordance with Section 7, shares of Series B Preferred Stock having a Stated Value that has been increased as a result of all Series B Preferred Accumulated Dividends that have accumulated since the Closing Date or the Amendment Date, as applicable, in respect of shares of Series B Preferred Stock outstanding as of such date and the Corporation has paid a Series B Preferred Cash Dividend for such Dividend Period with respect to any shares of Series B Preferred Stock that remain outstanding. Until the Dividend Cessation Date of all Series B Preferred Stock, neither the Corporation nor any of its Subsidiaries shall redeem, purchase or otherwise acquire directly or indirectly any (x) Junior Stock, other than repurchases of Common Stock of departing directors and officers of the Corporation or (y) Parity Stock, other than in compliance, to the extent applicable, with the provisions of Section 7(d).

(e)Tax Treatment of Series B Preferred Accumulated Dividend. The Corporation shall not report any accumulation of a Series B Preferred Accumulated Dividend pursuant to Section 4(a) as a distribution or dividend for U.S. federal income tax purposes as long as there is “substantial authority” for this treatment as defined in Treasury Regulations Section 1.6662-4(d)(2).

(f)Record Date. The Board may fix a record date for the determination of holders of shares of the Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than ten days prior to the date fixed for the payment thereof.

Section 5.Liquidation Event.

(a)Distributions. Subject to the rights of the holders of any Senior Stock or Parity Stock in connection therewith, upon any Liquidation Event, each holder of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Corporation legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock in connection with such Liquidation Event, an amount per share of Series B Preferred Stock held by such holder equal to the sum of (i) the Stated Value plus (ii) all accumulated and unpaid dividends, if any, with respect to such share calculated through the day prior to such payment. Other than as expressly set forth in the immediately foregoing sentence, upon receipt of the aggregate amount owed to such holder upon a Liquidation Event (as determined in accordance with the immediately foregoing sentence), no holder of Series B Preferred Stock, in its capacity as such, shall be entitled to any further payments upon the occurrence of any Liquidation Event. All shares of Series B Preferred Stock which have received the full amount to which they are entitled under this Certificate of Designations upon the occurrence of a Liquidation Event or for which the full amount to which they are entitled has been made available by the Corporation in accordance with Section 7(f) shall, automatically and without further action on the part of the Corporation or any holder thereof, be canceled effective upon receipt or the making available by the Corporation of such amount in accordance with Section 7(f); provided that such cancellation shall not impair the right of a holder of such shares of Series B Preferred Stock to subsequently receive the amount that has been made available.

(b)Partial Distributions. If, upon any such Liquidation Event, the assets of the Corporation to be distributed in respect of the Series B Preferred Stock and any Parity Stock are insufficient to permit payment in respect thereof of the aggregate amount to which they are entitled under this Certificate of Designations upon such Liquidation Event, then the entire assets available to be distributed to the holders of Series B Preferred Stock and the Parity Stock shall be distributed pro rata among such holders of Series B Preferred Stock and Parity Stock based upon the aggregate amounts to which they would otherwise be entitled upon such Liquidation Event with respect to such Series B Preferred Stock or Parity Stock, as applicable.

(c)Notice of Liquidation Event. The Corporation shall provide written notice to Ares and each holder of Series B Preferred Stock at least 10 days prior to the consummation of a Liquidation Event.

Section 6.Voting Rights.

(a)Voting Rights Generally. Other than any voting rights provided by applicable law or as expressly provided by this Certificate of Designations, the holders of the Series B Preferred Stock (in their capacities as such) shall not have voting rights of shareholders under this Certificate of Designations, the Certificate of Incorporation, the Bylaws and the Securities Act of 1933, as amended, on account of the shares of Series B Preferred Stock from time to time held by such holders.

(b)Consent Rights. Notwithstanding the foregoing, until the Dividend Cessation Date of all Series B Preferred Stock, the Corporation shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of this Certificate of Designations or otherwise), without the prior written approval of Ares:

(i)other than an equity issuance that is a Third Party Deleveraging Event create, or authorize the creation of, or issue or obligate itself to issue any shares of, (A) Senior Stock, (B) Parity Stock (including any Series B Preferred Stock), (C) any Capital Stock that votes as a single class with the Series B Preferred Stock on any of the matters which require the consent of the holders of a majority of the Series B Preferred Stock pursuant to this Section 6, or (D) any Capital Stock of a Subsidiary of the Corporation, other than issuances by a wholly owned Subsidiary of the Corporation to the Corporation;

(ii)reclassify, alter or amend any Capital Stock of the Corporation or its Subsidiaries if such reclassification, alteration or amendment would render such other Capital Stock senior to or pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends;

(iii)enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with any other Person pursuant to which the Corporation or such Subsidiary would not be the surviving entity in such transaction, if as a result of such transaction, any capital stock or equity or equity-linked securities of such Person would rank senior to or pari passu with the Series B Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the surviving entity or such Subsidiary;

(iv)assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any indebtedness for borrowed money (specifically excluding letters of credit, performance or payment bonds, and capitalized lease obligations) if, after taking into account such assumption, incurrence or guarantee of such indebtedness for borrowed money, the aggregate outstanding amount of such indebtedness for borrowed money of the Corporation and its Subsidiaries would exceed $5,000,000 on a consolidated basis, other than (x) any indebtedness for borrowed money under the Credit Agreement, or (y) any refinancing thereof in a principal amount not to exceed the available amount under the Credit Agreement;

(v)authorize or consummate any Change of Control or Liquidation Event unless on or prior to the consummation of such Change of Control or Liquidation Event, all shares of Series B Preferred Stock will be redeemed, paid or purchased in full at the Optional Redemption Price;

(vi)alter, amend, supplement, restate, waive or otherwise modify any provision of this Certificate of Designations or any other governing document of the Corporation (including the Certificate of Incorporation, Bylaws and any other Certificate of Designations) in a manner that would reasonably be expected to be materially adverse to the rights or obligations of the holders of the Series B Preferred Stock; provided that any amendments that are either (i) adversely disproportionate to holders of the Series B Preferred Stock as compared to other holders of the Series B Preferred Stock or (ii) adversely affect the definition of Cash Dividend Rate or Accumulated Dividend Rate or the redemption required by Section 7(a)(ii) shall require the prior written approval of each adversely affected holder of Series B Preferred Stock.

(vii)alter, amend, supplement, restate, waive or otherwise modify or enter into any governing document of the Corporation or any other document to which the Corporation is or will be party or by which it or any of its property is or will be bound in a manner that is reasonably expected to be adverse to the rights of the holders of the Series B Preferred Stock to appoint a Series B Director as set forth in Section 12;

(viii)at any time when the Corporation is prohibited from making Class A Cash Dividends pursuant to Section 4(d), utilize the restricted payment basket set forth in Section 8.05(l) of the Credit Agreement for any purpose other than making a Series B Preferred Cash Dividend or redeeming, repurchasing or otherwise retiring Series B Preferred Stock; or

(ix)enter into any amendment to the Credit Agreement (including an amendment and restatement or refinancing) that materially and adversely affects the ability of the Corporation to make cash dividend payments, liquidation payments or redemption payments compared to the Credit Agreement in effect on the Closing Date.

(c)Ares shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the holders of Series B Preferred Stock whatsoever with respect to its actions, decisions and determinations pursuant to Section 6(b).

Section 7.Redemption Rights.

(a)Redemption Events.

(i)The Corporation may, at any time and from time to time, redeem all or any portion of the shares of Series B Preferred Stock then outstanding at the Optional Redemption Price per share; provided, that any such redemption shall be on a pro rata basis among the holders of Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock then held by such holders.

(ii)On February 15, 2025, the Corporation shall redeem all shares of Series B Preferred Stock then outstanding at the Mandatory Redemption price per share. There shall be no premium or penalty payable in connection with any such mandatory redemption.

(iii)Except in the case of a Third Party Deleveraging Event which shall be governed by Section 7(a)(vi), concurrently with and as a condition to the consummation of a Change of Control, subject to the prior repayment in full of the obligations under the Credit Agreement as required pursuant to the terms thereof, the Corporation shall repurchase all Series B Preferred Stock then outstanding at the Optional Redemption Price per share.

(iv)Except in the case of a Third Party Deleveraging Event which shall be governed by Section 7(a)(vi), in the event of a Qualifying Equity Sale, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Qualifying Equity Sale), use all of the Net Cash Proceeds from such Qualifying Equity Sale to redeem the maximum number of shares of Series B Preferred Stock that are redeemable from such Net Cash Proceeds from such Qualifying Equity Sale at the Optional Redemption Price per share; provided that any such redemption shall be on a pro rata basis among the holders of Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock then held by such holders; provided, further, that the Corporation shall not be required to effect any redemption pursuant to this clause unless such redemption is not prohibited by the Credit Agreement (or any credit facility that refinances or replaces the Credit Agreement so long as any such credit facility that refinances or replaces the Credit Agreement or any amendment of the Credit Agreement after the date hereof is not more restrictive than the Credit Agreement as in effect on the date hereof with respect to such redemptions).

(v)In the event of a Significant Disposition, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Significant Disposition), use all of the Net Cash Proceeds from such Significant Disposition to redeem the maximum number of shares of Series B Preferred Stock that are redeemable from such Net Cash Proceeds from such Significant Disposition at the Optional Redemption Price per share; provided that (x) any such redemption shall be on a pro rata basis among the holders of Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock then held by such holders and (y) if any portion of the consideration from such Significant Disposition is not in the form of cash consideration, then for purposes of this clause (v) any such non-cash consideration shall be included in the calculation of Net Cash Proceeds as and when converted to cash; provided, further, that the Corporation shall not be required to effect any redemption pursuant to this clause (v) unless such redemption is not prohibited by the Credit Agreement (or any credit facility that refinances or replaces the Credit Agreement so long as any such credit facility that refinances or replaces the Credit Agreement or any amendment of the Credit Agreement after the date hereof is not more restrictive than the Credit Agreement as in effect on the date hereof with respect to such redemptions).

(vi)In the event of a Third Party Deleveraging Event, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Third Party Deleveraging Event), (A) redeem or otherwise cause to be purchased by a third party 50,000 shares of the Original Series B Preferred Stock at the Optional Redemption Price per share and (B) redeem or otherwise cause to be purchased by a third party, 50,000 shares of the Additional Series B Preferred Stock at the Mandatory Redemption Price per share (unless a Reinstatement Event (as defined in the Tranche 1 Equity Commitment Agreement) occurs, in which case such 50,000 shares of Additional Series B Preferred Stock shall be redeemed or otherwise caused to be purchased by a third party at the Optional Redemption Price per share.)

(b)Redemption Price. The “Optional Redemption Price” shall be a price per share of Series B Preferred Stock in cash equal to the greater of (i) the Stated Value thereof plus all accumulated and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption and (ii) $1,500, plus all accumulated and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption, minus the amount of any Series B Preferred Cash Dividends actually paid on such share of Series B Preferred Stock since the Closing Date.

The “Mandatory Redemption Price” shall be a price per share of Series B Preferred Stock in cash equal to the Stated Value thereof plus all accumulated and unpaid dividends thereon calculated through the day prior to such redemption.
To the fullest extent permitted by law, if the Corporation pays or makes available in accordance with Section 7(f) to the holder of a share of Series B Preferred Stock the Optional Redemption Price or Mandatory Redemption Price, as applicable, in respect of such share of Series B Preferred Stock when and as required, such share of Series B Preferred Stock shall be cancelled notwithstanding failure of the holder thereof to return the certificate representing such share; provided that such cancellation shall not impair the right of the holder of such share to subsequently receive the amount that has been made available.
(c)Notice of Redemption. Except as otherwise provided herein, the Corporation shall provide written notice (a “Redemption Notice”) to each record holder of Series B Preferred Stock of any redemption not more than 60 nor less than 10 days prior to the date on which such redemption is to be made. Such notice shall set forth in reasonable detail the date on which such redemption is to be made (the “Redemption Date”) and a calculation specifying the amount owed to such holder by the Corporation in respect of each share of Series B Preferred Stock held by such holder as of the Redemption Date. To the extent that any redemption is being made in connection with the occurrence of one or more events, the Corporation may make the redemption contingent upon consummation of such event.

(d)Redemptions of Less than All Shares. If the Corporation is redeeming less than all of the shares of Series B Preferred Stock then outstanding, the Corporation shall redeem such number of shares of Series B Preferred Stock and each class or series of Parity Stock required to be redeemed, if any, such that the amount payable to each holder of Series B Preferred Stock and Parity Stock in respect of such shares of Series B Preferred Stock and/or Parity Stock, as the case may be, upon a Liquidation Event immediately after consummation of such redemption bears, as nearly as practicable, the same proportion to the total amount payable to holders of Series B Preferred Stock and Parity Stock upon a Liquidation Event in respect of such shares immediately prior to consummation of such redemption. In the event that, for any holder of Series B Preferred Stock, fewer than the total number of shares of Series B Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series B Preferred Stock shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed shares of Series B Preferred Stock.

(e)Other Redemptions or Acquisitions. Nothing herein shall be deemed to limit the right of the Corporation to purchase such Series B Preferred Stock from time to time.

(f)Effectiveness of Redemption. If a Redemption Notice has been duly given and if, on or before the Redemption Date specified in the Redemption Notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust or escrow for the pro rata benefit of the holders of shares of Series B Preferred Stock called for redemption, so as to be and continue to be available therefor (subject to applicable escheat laws), or deposited by the Corporation with a bank or trust company in trust or escrow for the pro rata benefit of the holders of the shares of Series B Preferred Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, all shares of Series B Preferred Stock so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate without further liability to, or obligation of, the Corporation, except only the right of the holders thereof to receive the Optional Redemption Price or Mandatory Redemption Price, as applicable, without interest.

(g)Tax Treatment of Redemption.

(i)The Corporation and the applicable holder of any shares of Series B Preferred Stock being redeemed pursuant to this Section 7 shall use commercially reasonable efforts to structure any redemption of Series B Preferred Stock as a distribution received in full payment in exchange of such Series B Preferred Stock under Section 302(a) of the Code.
(ii)The Corporation shall not declare any accumulated but unpaid dividends on the Series B Preferred Shares in connection with any redemption of shares of the Series B Preferred Stock pursuant to this Section 7.
(iii)The Corporation shall report the redemption of any shares of Series B Preferred Stock as a sale or exchange and not as a dividend for U.S. federal income tax purposes as long as there is “substantial authority” for this reporting as defined in Treasury Regulations Section 1.6662-4(d)(2).

Section 8.[Reserved].

Section 9.Status of Redeemed or Otherwise Reacquired Shares. Shares of Series B Preferred Stock redeemed or otherwise purchased or acquired by the Corporation, in accordance with this Certificate of Designations, shall be canceled and retired and shall not be reissued, sold or transferred, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to retire such shares and reduce the authorized number of shares of Series B Preferred Stock accordingly.

Section 10.Preemptive Rights. Holders of Series B Preferred Stock, in their capacities as such, shall not have any preemptive rights.

Section 11.Transfers. Notwithstanding anything to the contrary in this Certificate of Designations, a holder of Series B Preferred Stock may transfer all or any portion of shares of such Series B Preferred Stock to any Person who is not, at the time of such transfer, a Competitor. For the avoidance of doubt, the restrictions, conditions, and obligations contained in this Certificate of Designations to which such holder of Series B Preferred Stock is subject shall continue to be applicable to and binding upon the transferee(s) of such Series B Preferred Stock and the transferee(s) of such Series B Preferred Stock shall have agreed in writing to be bound by the provisions of this Certificate of Designations.

Section 12.Board Designation Rights.

(a)    Effective as of the Closing Date, the Corporation agrees to increase the size of the Board in order to appoint one director designated by Ares to the Board (the “Series B Director”) for a term expiring at the 2021 annual meeting of the Corporation’s stockholders. From and after the Closing Date, and for so long as Ares and its Affiliates holds at least 50% of the Series B Preferred Stock issued to Ares on the Closing Date, the Series B Preferred Stock shall have the right to designate and appoint one Series B Director. Ares shall have the exclusive right to designate and appoint or replace, either in writing without a meeting or by vote at any meeting called for such purpose, the Series B Director. Upon Ares and its Affiliates no longer holding at least 50% of the Series B Preferred Stock issued to Ares on the Closing Date, the term of the Series B Director will end and the Series B Director immediately shall cease to be a director. The Corporation shall take all reasonable actions within its control to give effect to the provisions of this Section 12(a).

(b)     Effective as of September 13, 2019, the Corporation agrees to increase the size of the Board in order to appoint one additional director designated by Ares to the Board (the “Second Series B Director”) for a term expiring at the 2021 annual meeting of the Corporation’s stockholders. From and after September 13, 2019, and for so long as Ares and its Affiliates holds at least 50% of the Additional Series B Preferred Stock issued to Ares on the Amendment Date, the Series B Preferred Stock shall have the right to designate and appoint one additional Series B Director. Ares shall have the exclusive right to designate and appoint or replace, either in writing without a meeting or by vote at any meeting called for such purpose, the Second Series B Director. Upon Ares and its Affiliates no longer holding at least 50% of the Additional Series B Preferred Stock issued to Ares on the Amendment Date, the term of the Second Series B Director will end and the Second Series B Director immediately shall cease to be a director. The Corporation shall take all reasonable actions within its control to give effect to the provisions of this Section 12(b).

(c)     The Corporation agrees to promptly appoint one of the Series B Director or the Second Series B Director, as determined by such directors (as applicable, the “Committee Designee”), to serve on each committee of the Board, subject in each case to meeting the applicable requirements for service on such committee as set forth in the listing rules of NASDAQ, the rules and regulations of the Securities and Exchange Commission, the Corporation’s corporate governance guidelines applicable to all of the members of such committee and such committee’s charter; provided that such Committee Designee may be required to recuse himself or herself from a (a) meeting of a committee of the Board or (b) committee of the Board, in each case, in the event that the Board determines in good faith and upon written advice of outside counsel that the presence of such Committee Designee at such meeting or on such committee, as applicable, would create an actual conflict of interest; provided, however, that, with respect to the foregoing clause (b), such Committee Designee shall only be required to recuse himself of herself from such committee (x) with respect to the matter(s) that gave rise to such actual conflict and (y) for so long as such conflict actually exists. The Corporation shall take all reasonable actions within its control to give effect to the provisions of this Section 12(c).

Section 13.Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Capital Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. Dividends shall accrue on any Series B Preferred Stock represented by such new certificate from the date with respect to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 14.Tax Matters.

(a)Withholding. All payments and distributions (or deemed payments and distributions) on the shares of Series B Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by holders. The Corporation shall use commercially reasonable efforts to avoid or minimize any direct or indirect withholding taxes that may become due in connection with any payment or distribution (or deemed payment or distribution) on the Series B Preferred Stock; provided that such cooperation does not cause material detriment to the Corporation or any of its Subsidiaries. The Corporation shall not withhold any U.S. federal income taxes with respect to a holder if such holder provides a properly completed and executed Internal Revenue Service Form W-9, unless otherwise required pursuant to a change in applicable law occurring after the date hereof. Any payments by the Corporation in respect of the Series B Preferred Stock shall be made out of funds legally available for payment thereof and shall only be made to the extent that the payment thereof would not cause the Corporation to be rendered insolvent or to violate any law to which the Corporation is subject.

(b)Calculation of Redemption Premium. Notwithstanding Sections 7(a) and 7(b), for purposes of determining “redemption premium” under Treasury Regulations Section 1.305-5(b), the redemption price of the Series B Preferred Stock shall be $1,000.

(c)Cooperation. Prior to issuing any Internal Revenue Service Form 1099 or reporting any other income or payment pursuant to Section 305 of the Code, in each case with respect to the Series B Preferred Stock, the Corporation shall provide Ares with a draft of such reporting statement and the underlying calculations for the review and approval of Ares. To the maximum extent permitted by law, the Corporation shall not take an inconsistent position with respect to such reporting as approved by Ares, in any tax return or in connection with any tax audit. If at any time the Corporation believes it is not permitted under law to take a position approved by Ares in any tax return or any tax audit, then the Corporation shall promptly notify Ares in writing of such disagreement and cooperate, and direct its Affiliates and representatives to cooperate, in good faith with Ares, to give effect to such approved position to the greatest extent possible.

(d)The Corporation agrees that the Series B Preferred Stock is not “fast pay stock” as defined in Treasury Regulations Section 1.7701(l)-3(b) and shall not take any position inconsistent with such treatment.

Section 15.Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 16.Notices.

(a)To Holders. All public announcements, notices or communications to the holders of, or otherwise in respect of, the Series B Preferred Stock shall be given or delivered for purposes of this Certificate of Designations if given in writing and delivered in person or by first class mail, postage prepaid. All notices or communications shall also be given or delivered for purposes of this Certificate of Designations if given or delivered in such manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Furthermore, if the Series B Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given or delivered to the holders of the Series B Preferred Stock in any manner permitted by such facility and such notices will be deemed given and delivered in compliance with this Certificate of Designations.

(b)To the Corporation. All notices or communications to the Corporation shall be deemed given and delivered to the Corporation if given in writing and delivered in person or by first class mail, postage prepaid to the Corporation’s principal place of business.

Section 17.Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein, in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 18.Remedies. The remedies available to the holders of Series B Preferred Stock under this Certificate of Designations shall be in addition to any other remedy to which such holders are entitled at law or in equity, and the election to pursue any such remedy shall not restrict, impair or otherwise limit the holders of Series B Preferred Stock from seeking to pursue any other remedy to which it is entitled under this Certificate of Designations, at law or in equity. Payment of the Optional Redemption Price or Mandatory Redemption, as applicable, in respect of a share of Series B Preferred Stock shall be in full satisfaction of any claim or remedy of a holder thereof in respect of such share of Series B Preferred Stock.

Section 19.Tax Treatment of Series B Preferred Stock. The Corporation and the holders shall treat the Series B Preferred Stock as equity for all applicable U.S. federal income, state and local income tax purposes, unless otherwise required by a change in applicable law occurring after the date hereof. For so long as any holder holds Series B Preferred Stock, such holder shall be a United States person for U.S. federal tax purposes that is eligible to, and that does, deliver a properly completed and executed Internal Revenue Service Form W-9 to the Corporation or any applicable withholding agent thereof. Notwithstanding anything to the contrary herein, no holder shall be entitled to transfer any Series B Preferred Stock to any person that is not a United States person for U.S. federal tax purposes, and any such transfer shall be void ab initio.

Section 20.Non-Circumvention. The Corporation shall not seek to avoid the observance or performance of any of the terms of this Certificate of Designations, including, without limitation, by amending its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by its Chief Executive Officer this _________ day of ________, 2019.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF WARRANT CERTIFICATE

(See attached.)

WARRANT

THIS SECURITY AND THE SECURITIES, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(i)    REPRESENTS THAT IT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D AS PROMULGATED UNDER THE SECURITIES ACT, AND
(ii)    AGREES FOR THE BENEFIT OF Infrastructure and Energy Alternatives, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND THE SECURITIES, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN EXCEPT:
a. TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
b. PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
c. PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER OF THIS SECURITY OR ANY SECURITY ISSUABLE UPON EXERCISE OF THIS SECURITY, IF ANY, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Warrant Certificate No.: W-3

Original Issue Date: August [], 2019

FOR VALUE RECEIVED, Infrastructure AND Energy Alternatives, INC., a Delaware corporation (the “Company”), hereby certifies that ARES SPECIAL SITUATIONS FUND IV, L.P., a Delaware limited partnership, or its registered assigns (the “Holder”) is entitled to purchase from the Company a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Warrant Share Number at a purchase price per share of $.0001 (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1.

This Warrant has been issued pursuant to the terms of the Equity Commitment Agreement, dated as of August [], 2019, by among the Company, the Holder and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Commitment Agreement”).

1.	Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

”Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Automatic Exercise” has the meaning set forth in Section 3(f).

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Company (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Company, in each case for clauses (a) - (c) which results in any one Person, or more than one Person that are Affiliates or that are acting as a group, acquiring direct or indirect ownership of equity securities of the Company which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Company, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole; provided, that no Change of Control shall be deemed to have occurred pursuant to clause (a) due to the acquisition of shares of Common Stock by Oaktree or its Affiliates upon (x) the conversion of shares of Series A Preferred Stock held by Oaktree or its Affiliates on the date hereof into shares of Common Stock, (y) pursuant to Section 3.6 of the Merger Agreement or (z) the exercise of any Warrants.

“Commitment Agreement” has the meaning set forth in the preamble.

“Commitment Amount” has the meaning ascribed thereto in the Commitment Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Deemed Liquidation Event” means, directly or indirectly, in one or more related transactions, (a) a liquidation or dissolution of the Company in accordance with the terms and subject to the conditions set forth in the Certificate of Incorporation, (b) any merger, consolidation, recapitalization, reorganization or sale of the Company, or sale, transfer or issuance of voting securities of the Company or any other transaction or series of related transactions, in each case, in which the holders of voting securities of the Company owning a majority of the voting power of the Company immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction or (c) any sale, transfer or disposition of all or substantially all of the assets of the Company to another Person in one or more transactions.

“Ex-dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market; provided that if the Common Stock does not trade on an exchange or market, the “Ex-Dividend date” shall mean the record date for such issuance, dividend or distribution.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York City time, on a Business Day, including, without limitation, the receipt by the Company of the Notice of Exercise, the Warrant and the Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” means, as of any particular date: (a) the volume weighted average price per share of the Common Stock for each Business Day referred to below on the principal domestic securities exchange on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such Business Day referred to below, the average of the highest bid and lowest asked prices for the Common Stock on such exchanges at the end of such Business Day referred to below; (c) if on any such Business Day referred to below the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC

Bulletin Board, the Pink OTC Markets or similar quotation system or association for such Business Day referred to below; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on any such Business Day referred to below, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such Business Day referred to below; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder. If such parties are unable to reach agreement within ten (10) Business Days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair market value of such consideration will be determined within ten (10) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

“Holder” has the meaning set forth in the preamble.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated November 3, 2017, by and among the Company, IEA Energy Services, LLC, a Delaware limited liability company, Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company, and the other parties thereto.

“Notice of Exercise” has the meaning set forth in Section 3(a)(i).

“Oaktree” means Oaktree Power Opportunities Fund III Delaware, L.P.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” means August [], 2019.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, association, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Share Number” means, at any time, the aggregate number of Warrant Shares for which this Warrant is exercisable at such time, as such number may be adjusted from time to time pursuant to the terms hereof. The Warrant Share Number shall initially be [].

“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.	Term of Warrant. Subject to the terms and conditions hereof, the Holder of this Warrant may exercise this Warrant on or after the date hereof at any time and from time to time (the “Exercise Period”).

3.Exercise of Warrant.

(a)Exercise Procedure. This Warrant may be exercised for any or all unexercised Warrant Shares upon:

(i)surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with a notice of exercise (each a “Notice of Exercise”) substantially in the form attached hereto as Exhibit A, duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii)payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b)Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Notice of Exercise, by the following methods:
(i)by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii)by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price; or

(iii)any combination of the foregoing.
In the event of any withholding of Warrant Shares pursuant to clause (ii) or (iii) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the Fair Market Value of one Warrant Share as of the Exercise Date.

(c)Delivery of Stock Certificates and/or Book-Entry Shares. Upon receipt by the Company of a Notice of Exercise, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, at the option of the Holder, either (i) execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise or (ii) cause to be issued to such Holder by entry on the books of the Company (or the Company’s transfer agent, if any) the Warrant Shares issuable upon such exercise, in each case, together with cash in lieu of any fraction of a share, as provided in Section 3(b). The stock certificate or certificates or book-entry interests of Warrant Shares so delivered or issued, as the case may be, shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Notice of Exercise and shall be registered in the name of the Holder or, subject to compliance with Section 5 below, such other Person's name as shall be designated in the Notice of Exercise. This Warrant shall be deemed to have been exercised and such certificate or certificates or book-entry interests of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d)Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates or book-entry interests representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(e)Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, warrants, covenants and agrees as follows:

(i)This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii)The Company shall use commercially reasonable efforts to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv)The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(f)Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or treasury shares constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

4.Adjustments. In order to prevent dilution of the purchase rights granted under this Warrant, the Warrant Share Number issuable upon exercise of this Warrant shall be subject to adjustment (an “Adjustment”) from time to time as provided in this Section 4 (in each case, after taking into consideration any prior Adjustments pursuant to this Section 4).

(a)Adjustment to Number of Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities to all or substantially all the holders of the Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, in each case other than any such transaction covered by Section 4(b), Section 4(c), or Section 4(d), the Warrant Share Number immediately prior to any such dividend, distribution or subdivision shall be proportionately increased so that the Holder shall be entitled to receive upon the exercise of this Warrant the number of shares of Common Stock or other securities of the Company that the Holder would have owned or would have been entitled to receive upon or by reason of any event described above, had this Warrant been exercised or converted immediately prior to the occurrence of such event. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Warrant Share Number immediately prior to such combination shall be proportionately decreased so that the Holder shall be entitled to receive upon the exercise of this Warrant the number of shares of Common Stock or other securities of the Company that the Holder would have owned or would have been entitled to receive upon or by reason of any event described above, had this Warrant been exercised or converted immediately prior to the occurrence of such event. Any Adjustment under this Section 4(a) shall become effective immediately after the open of business on the Ex-dividend Date for such dividend or immediately after the open of business on the effective date for such subdivision or combination.

(b)Adjustment Upon Cash Distributions and Other Distributions. If the Company distributes to the holders of Common Stock, (x) cash or any other property or securities, or (y) any rights, options or warrants to subscribe for or purchase any of the foregoing (other than, in each case set forth in clause (x) and clause (y), any dividend or distribution described in Section 4(a) or Section 4(d)), then, in each such case, the Holder shall be entitled to participate in such distribution to the same extent that the Holder would have participated therein if the Holder had exercised this Warrant in full immediately before the date of which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such distribution. For the avoidance of doubt, no repurchase or redemption by the Company or any of its subsidiaries of any securities of the Company shall be considered a distribution.

(c)Adjustment Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person, (v) Deemed Liquidation Event or (vi) other similar transaction, in each case which entitles all or substantially all of the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, cash or other assets or consideration with respect to or in exchange for Common Stock, each Warrant shall, immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction, be canceled (without any action of the Holder and regardless of any limitation or restriction on the exercisability of this Warrant that may otherwise be applicable) with the Holder entitled to receive the kind and number of shares of stock, securities, cash or other assets or consideration resulting from such transaction to which the Holder would have been entitled as a holder of the applicable number of Warrant Shares then issuable hereunder as a result of such exercise if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant). The Company shall make provision for compliance with this Section 4(c) in the agreements, if any, relating to such transactions, if necessary to give effect to this Section 4(c).

(d)Adjustment of Warrant Upon Spin-off. If, at any time after the issuance of this Warrant but prior to the exercise hereof, the Company shall spin‑off another Person (the “Spin‑off Entity”), then the Company (a) shall issue to the Holder a new warrant to purchase, at the Exercise Price, the number of shares of common stock or other proprietary interest in the Spin‑off Entity (and any other consideration) that the Holder would have owned had the Holder exercised or converted this Warrant immediately prior to the consummation of such spin‑off and (b) shall make provision therefor in the agreement, if any, relating to such spin-off. Such new warrant shall provide for rights and obligations which shall be as nearly equivalent as may be practicable to the rights and obligations provided for in this Warrant. The provisions of this Section 4(d) (and any equivalent thereof in any such new warrant) shall apply to successive transactions.

(e)Certificate as to Adjustment.

(i)As promptly as reasonably practicable following any adjustment of the number of Warrant Shares pursuant to the provisions of this Section 4, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an officer of the Company setting forth in reasonable detail such Adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an officer of the Company certifying the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(f)Notices. In the event:

(i)that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution (including any spin-off); or

(ii)of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person;

(iii)of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(iv)any other event that may cause an Adjustment; then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) Business Days or, if less, as soon as practicable, prior to the applicable Ex-dividend Date, record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the Ex-dividend Date, the record date for such dividend or distribution, and a description of such dividend or distribution, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or other event is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or other event, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

(g)In the event that more than one Adjustment is required to be made in connection with an event or series of events, the Adjustments pursuant to this Section 4 shall be applied in such order as to provide the holders of the Warrants with the benefits to which they would have been entitled had the Warrants been exercised immediately prior to the earliest record date for such events.

5.Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and in Section 8, this Warrant and all rights hereunder are and will be transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment agreement in form and substance reasonably satisfactory to the Company, together with funds sufficient to pay any transfer taxes described in the proviso to Section 3(e)(iv) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

6.Holder Not Deemed a Stockholder; Limitations on Liability. Except as expressly set forth herein, this Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company until the Holder has received Warrant Shares issuable upon exercise of this Warrant pursuant to the terms hereof, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends (except as set forth in Section 5) or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.Replacement on Loss; Division and Combination.

(a)Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed.

(b)Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, including the provisions of Section 8, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

8.Compliance with the Securities Act.

(a)Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 8 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant shall be stamped or imprinted with a legend in substantially the following form:

“THIS SECURITY AND THE SECURITIES, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(i)    REPRESENTS THAT IT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D AS PROMULGATED UNDER THE SECURITIES ACT, AND

(ii)    AGREES FOR THE BENEFIT OF INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND THE SECURITIES, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN EXCEPT:

a. TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
b. PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
c. PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER OF THIS SECURITY OR ANY SECURITY ISSUABLE UPON EXERCISE OF THIS SECURITY, IF ANY, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

The requirement imposed by this Section 8 shall cease and terminate as to this Warrant or any particular Warrant Share when, in the written opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act. Wherever such requirement shall cease and terminate as to this Warrant or any Warrant Share, the Holder or the holder of such Warrant Share, as the case may be, shall be entitled to receive from the Company, without expense, a new warrant or a new stock certificate, as the case may be, not bearing the legend set forth in this Section 8.

(b)Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i)The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii)The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii)The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

9.Tax Treatment. The parties hereto agree that (i) the Warrant shall be treated as common equity of the Company for U.S. federal, and applicable state and local, income tax purposes and (ii) the exchange of the Warrant for Warrant Shares pursuant to Section 3 shall be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. The parties hereto agree that the aggregate fair market value of the Warrant on the date hereof is [] per Warrant Share and that such amount of the Holder’s Commitment Amount will be allocable to the Holder’s Warrants ratably on the basis of the number of Warrant Shares with the balance of the Commitment Amount allocable to the Holder’s shares of Series B Preferred Stock for U.S. federal, and applicable state and local, income tax purposes. If a Holder receives additional Warrants pursuant to Section 5.6 of the Commitment Agreement, such additional Warrants will be treated as an adjustment to purchase price of the Holder’s Warrants and the Holder’s shares of Series B Preferred Stock for U.S. federal, and applicable state and local, income tax purposes, with such additional Warrants valued at the same amount stated in the first sentence of this Section 2.3, and the allocation of the Holder’s Commitment Amount pursuant to this Section 9 and Section 2.3 of the Commitment Agreement shall be readjusted accordingly. The parties hereto shall prepare their respective U.S. federal, and applicable state and local income Tax Returns in a manner consistent with the foregoing treatment and allocation.

10.Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

11.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11).

If to the Company:	Infrastructure and Energy Alternatives, Inc. 6325 Digital Way, Suite 460 Indianapolis, Indiana 46278 Attn: Gil Melman, Esq. Tel: (765) 828-3513 Email: Gil.Melman@iea.net
with a copy to (which shall not constitute notice):	Kirkland & Ellis LLP 333 South Hope Street 29th Floor Los Angeles, CA 90071 Attn: Tana Ryan, Esq. Tel: (213) 680-8430 Email: tryan@kirkland.com	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attn: Michael Kim, Esq. Tel: (212) 446 4746 Email: michael.kim@kirkland.com
If to the Holder:	c/o Ares Management LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067 Email: sgraves@aresmgmt.com Attention: Scott Graves with a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:Kenneth M. Schneider
                   Lawrence G. Wee
Facsimile:(212) 492-0303
(212) 492-0052
Email:kschneider@paulweiss.com
lwee@paulweiss.com

12.Entire Agreement. This Warrant, the Commitment Agreement and the Registration Rights Agreement dated as of March 26, 2018 by and among the Company, IEA Parent, M III Sponsor I LLC and M III Sponsor I LP, Cantor Fitzgerald & Co., Mr. Osbert Hood, Mr. Philip Marber, Ares and OT POF IEA Preferred B Aggregator, L.P., as amended from time to time, constitute the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the provisions contained in this Warrant and the Commitment Agreement, the provisions contained in this Warrant shall control.

13.Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

14.No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

15.Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

16.Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

18.Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

(b)The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Warrant and to enforce specifically the terms and provisions of this Warrant in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(c)Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any action or legal proceeding arising out of this Warrant and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such action or legal proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or legal proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11 shall be effective service of process for any such action or legal proceeding.

(d)Each party hERETO Hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect OF any ACTION, CLAIM OR LEGAL PROCEEDING directly or indirectly arising out of, under or in connection with this WARRANT. Each party HERETO (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of ANY ACTION, CLAIM OR LEGAL PROCEEDING, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties HERETO have been induced to enter into this WARRANT by, among other things, the mutual waivers and certifications in this SECTION 18.

19.Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

20.No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
By: Name: Title:

Accepted and agreed,
ARES SPECIAL SITUATIONS FUND IV, L.P. By: ASSF Operating Manager IV, L.P., its manager
By: Name: Title:

EXHIBIT A

NOTICE OF EXERCISE

Infrastructure and Energy Alternatives, Inc. [    ]
Attn: [    ]

Date: [•]

Pursuant to the provisions set forth in the Warrant (Warrant Certificate No.: W-[•]), dated as of May [ ], 2019 (the “Warrant”), attached hereto as Annex I, the undersigned hereby irrevocably elects to exercise such Warrant and hereby notifies you of such election to purchase [•] Warrant Shares and herewith makes payment of $[•] (the “Aggregate Exercise Price”) in accordance with Section 3(b) of the Warrant, representing the full payment of the Aggregate Exercise Price for such Warrant Shares. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant.

Number of Warrant Shares (check the box that applies).

☐    This Notice of Exercise involves fewer than all of the Warrant Shares that are exercisable under the Warrant and I retain the right to exercise my Warrant for the balance of the Warrant Shares remaining in accordance with the terms and subject to the conditions of the Warrant. I hereby request that the Company deliver to me a new Warrant evidencing my rights to purchase the unexpired and unexercised Warrant Shares.

☐    This Notice of Exercise involves all of the Warrant Shares that are exercisable under the Warrant, which Warrant is hereby enclosed herewith and surrendered to the Company hereby (or, in the case of its loss, theft or destruction, the undersigned undertakes to indemnify the Company from any loss as a result thereof).

Payment of Aggregate Exercise Price (check the box(es) that applies).

☐    Payment of the Aggregate Exercise Price will be made by delivery to the Company of a certified or official bank check payable to the order of the Company in the amount of
$[•];

☐    Payment of the Aggregate Exercise Price will be made by wire transfer of immediately available funds to an account designated in writing by the Company; or

☐    Payment of the Aggregate Exercise Price will be made by instructing the Company to withhold [•] Warrant Shares issuable upon the exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price.

[HOLDER]

By: _______________
Name: _____________
Title: ______________

ANNEX I

WARRANT

[To be attached.]

EXHBIT C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(See attached.)

Unless otherwise specified herein, capitalized terms used in this Exhibit C (this “Exhibit”) and not defined herein shall have the meanings ascribed to such terms in that certain Equity Commitment Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of August 12, 2019, by and among the Company, the Commitment Parties thereto and Oaktree Power Opportunities Fund III Delaware, L.P. (solely for purposes of Section 5.7 and 6.3). For the avoidance of doubt, Section 1.2 (Construction) of the Agreement shall apply to this Exhibit, mutatis mutandis.
The Company, on behalf of itself and each of its direct and indirect Subsidiaries, represents and warrants to each Commitment Party, as of the date of the Agreement and as of the Closing, as follows:

(a)
Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized, validly existing and in good standing under the Laws of the jurisdiction in which they are formed, and each has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. Other than the Persons set forth on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”), the Company has no Subsidiaries and does not own Capital Stock in any other Person.

(b)
Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under the Agreement and the other Definitive Documents, to consummate the transaction contemplated hereby and thereby and to issue the Securities (as defined below) in accordance with the terms hereof and thereof. The execution and delivery of the Agreement and the other Definitive Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Securities and the reservation for issuance and issuance of Common Stock (as defined below) issuable upon the exercise of the Warrants in accordance with, and pursuant to, the Warrant Certificate) have been duly authorized by the Company, and such authorization has not been, and as of the Closing will not have been, subsequently rescinded or modified in any way, and (other than the filing with the Securities and Exchange Commission (the “SEC”) of one or more Registration Statements in accordance with the requirements of the amended Registration Rights Agreement and Form D, if applicable, and the filing of the Amended and Restated Certificate of Designations pursuant to and in accordance with the Agreement), no further filing, consent or authorization is or will be required to be made by or on behalf of the Company, its Subsidiaries and their respective boards of directors, stockholders or other governing bodies in connection with the transactions contemplated by the Definitive Documents. The Agreement has been, and the other Definitive Documents to which the Company is a party will be, prior to the Closing, duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by applicable federal or state securities Law (the “General Enforceability Exceptions”). At or prior to the Closing, the Company will cause the Amended and Restated Certificate of Designations to be filed with the Secretary of State of the State of Delaware, and the Company will ensure that, at and as of the Closing, the Amended and Restated Certificate of Designations will be in full force and effect, enforceable against the Company in accordance with its terms and will not have been amended or modified. “Securities” means the Series B Preferred Stock and the Warrants (including the shares of Common Stock issuable upon exercise of the Warrants), in each case, that will be delivered to each of the Commitment Parties at the Closing.

(c)
Issuance of Securities. The issuance of the Securities is duly authorized, and upon issuance in accordance with the terms of the Definitive Documents will be validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and free and clear of all Liens. The issuances of the Securities in connection with the transactions contemplated by the Definitive Documents are in compliance, in all respects, with all applicable Laws, and the Securities are not subject to, and will not be issued in violation of, any purchase options, call options, rights of first refusal, preemptive rights, subscription rights or any similar rights under applicable Law, the Company Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound. Subject to the accuracy of the representations and warranties of the Commitment Parties set forth in Article IV of the Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act. As of the Closing, the Company will have reserved from its duly authorized Capital Stock the maximum number of shares of Common Stock authorized under its Certificate of Incorporation that are available after giving effect to shares of Common Stock reserved for issuance or issuable upon the exercise of the Warrants. Upon the issuance of Common Stock following an exercise of the Warrants in accordance with the Warrant Certificate, such Common Stock, when issued, will be validly issued, fully paid and non-assessable and free and clear of all Liens with respect to the, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. “Company Organizational Documents” mean the Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”), and the Company’s bylaws, as amended through the date hereof (the “Bylaws”).

(d)
No Conflicts. The execution, delivery and performance of the Definitive Documents by the Company and the consummation by the Company of the transactions contemplated thereby (including the issuance of the Securities and the reservation for issuance and issuance of Common Stock issuable upon the exercise of the Warrants in accordance with the Warrant Certificate) will not (i) result in a violation of the Certificate of Incorporation (including any certificate of designation contained therein), Bylaws, certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries (collectively, the “Group Companies Organizational Documents”), or any Capital Stock or other securities of the Company or any of its Subsidiaries (after receiving a consent from the holders of the Series A Preferred Stock), (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business of the Company and its Subsidiaries taken as a whole, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Material Contract”) or other agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or (iii) result in a material violation of any Law (including, for the avoidance of doubt, foreign, federal and state securities Laws and the rules and regulations of the Nasdaq Capital Market (the “Principal Market”)) or Order that would be material to the business of the Company and its Subsidiaries taken as a whole.

(e)
Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the amended Registration Rights Agreement and Form D, if applicable, and the filing of the Amended and Restated Certificate of Designations and making any required filings with the Principal Market), any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Definitive Documents, in each case, in accordance with the terms hereof and thereof. To the Company’s Knowledge, no facts or circumstances exist which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registrations, applications or filings contemplated by the Definitive Documents. The Company is not in violation of the requirements of the Principal Market and has no Knowledge (as defined below) of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock. “Knowledge” or “Company’s Knowledge” means the actual knowledge, after due inquiry, of JP Roehm, Andy Layman, Mike Stoecker, Brian Hummer, Frank Montgomery and Ben Holstrom.

(f)
Acknowledgment Regarding Commitment Party’s Purchase of Securities. The Company acknowledges and agrees that each Commitment Party is acting solely in the capacity of an arm’s length purchaser with respect to the Definitive Documents and the transactions contemplated thereby, and that no Commitment Party is (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries or (iii) to the Company’s Knowledge, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “1934 Act”)), other than, in the case of each of clauses (ii) and (iii) above, a Commitment Party affiliated with the Company prior to the date hereof (the “Affiliated Commitment Party”). The Company further acknowledges that no Commitment Party is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Definitive Documents and the transactions contemplated thereby, and any advice given by a Commitment Party or any of its Representatives in connection with the Definitive Documents and the transactions contemplated thereby is merely incidental to such Commitment Party’s purchase of the Securities. The Company further represents to each Commitment Party that the Company’s decision to enter into the

Definitive Documents to which it is a party has been based solely on the independent evaluation by the Company and its Representatives.

(g)
No General Solicitation; Agents’ Fees. Neither the Company, nor any of its Subsidiaries, Affiliates, Representatives or any other Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Except as set forth on Schedule (g), no placement agent’s fees, financial advisory fees, or brokers’ commissions or fees or any similar fees are or will be owed or payable to any Person in connection with transactions contemplated by the Definitive Documents. The Company shall pay, and hold each Commitment Party harmless against, any Losses arising out of or in connection with any such claim. Neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities.

(h)
No Integrated Offering. Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any of their Affiliates or Representatives, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security, or solicited any offers to buy any security, in each case, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or caused the offering of the Securities pursuant to the Definitive Documents to require approval of the stockholders of the Company for purposes of the Securities Act or under any applicable stockholder approval provisions, including under the rules and regulations of any exchange or automated quotation system on which any of the Capital Stock of the Company are listed or designated for quotation. Neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, their Affiliates, Representatives nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of any of the Securities pursuant to the Definitive Documents to be integrated with other offerings of securities of the Company.

(i)
Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary actions, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement), stockholder rights plan or other similar anti-takeover provision under any of the Group Companies Organizational Documents or the Laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Commitment Party as a result of the transactions contemplated by the Definitive Documents, including the Company’s issuance of the Securities and ownership by any Commitment Party of the Securities. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

(j)
SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act or the Securities Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered or has made available to the Commitment Parties true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, the rules and regulations of the SEC promulgated thereunder and the rules and regulations of the Principal Market, in each case, applicable to the SEC Documents, and none of the SEC Documents contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the 1934 Act. There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Company’s Knowledge, no SEC Document is the subject of ongoing SEC review or outstanding SEC investigation. As of their respective dates, the audited and unaudited financial statements of the Company included in the SEC Documents (including, in each case, the notes thereto, the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the date hereof, and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the

Financial Accounting Standards Board which are not provided for by the Company in the Financial Statements. No other information provided by or on behalf of the Company to any of the Commitment Parties which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Company is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Company with respect thereto), nor, to the Company’s Knowledge, do there exist any facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(k)
Absence of Certain Changes. Except as set forth in the SEC Documents, since December 31, 2018 (the “10-K Date”), there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries taken as a whole. Since the 10-K Date, except as set forth in the SEC Documents, neither the Company nor any of its Subsidiaries has taken any action that if taken after the date hereof would require the consent of the Commitment Parties pursuant to Section 5.1(b) of the Agreement. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any applicable Law relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and, after giving effect to the transactions contemplated by the Definitive Documents to occur at the Closing, will not be, Insolvent (as defined below). “Insolvent” means, (i) with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness (as defined below), (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (ii) with respect to the Company and each Subsidiary, individually, (A) the present fair saleable value of the Company’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness, (B) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and does not plan to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(l)
No Undisclosed Events, Liabilities, Developments or Circumstances. Except with respect to the transactions contemplated by the Definitive Documents, or in the SEC Documents, since the 10-K Date, no event, liability, obligation, development or circumstance (whether absolute, accrued, contingent, fixed or otherwise) has occurred or existed, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

(m)
Conduct of Business; Regulatory Permits. Except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or any of its Subsidiaries or the other Group Companies Organizational Documents, respectively. Except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries (i) is, or has been in the last three (3) years, in violation of any applicable Law or Order applicable to the Company or any of its Subsidiaries, (ii) has received in the last three (3) years a notification or communication from any Governmental Entity asserting that it is not or has not been in compliance with any applicable Law or Order and (iii) will conduct its business in violation of any of the foregoing. Without limiting the generality of the foregoing, except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole, the

Company is not in violation of any of the rules, regulations or requirements of the Principal Market, and has no Knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Except as set forth in the SEC Documents, during the two (2) years prior to the date hereof, (i) the Common Stock has been listed or designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and each of its Subsidiaries possess all licenses, certificates, authorizations and permits issued by the appropriate Governmental Entity necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business of the Company and its Subsidiaries taken as a whole, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit. There is no Contract or Order binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which, individually or together with any other Contract or Order, has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

(n)
Foreign Corrupt Practices. Neither the Company, any of its Subsidiaries nor any of their respective directors, officers, or to the Company’s Knowledge, other Representatives (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption Law, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of, any money, or offered, given, promised to give, or authorized the giving of, anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity or any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances in which such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i)(A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or
(ii)assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.

The Company and each of its Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with the (i) FCPA and (ii) other applicable anti-bribery or anti-corruption laundering Laws in each foreign jurisdiction in which the Company or any of the Subsidiaries do business.

(o)
Sarbanes-Oxley Act. The Company and each Subsidiary is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

(p)
Transactions With Affiliates. Except as set forth in the SEC Documents, there have not been any transactions or Contracts or series of related transactions or Contracts required to be disclosed under Item 404 of Regulation S-K under the 1934 Act.

(q)	Equity Capitalization.

(i)Definition: “Preferred Stock” means (x) the Company’s blank check preferred stock, $0.0001 par value per share (including the Series A Preferred Stock), the terms of which may be designated by the board of directors of the Company in a certificate of designations and (y) any Capital Stock of the Company into which such preferred stock shall have been changed or any share capital resulting from a reclassification of such preferred stock (other than a conversion of such preferred stock into Common Stock in accordance with the terms of such certificate of designations).
(ii)Authorized and Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (A) 100,000,000 shares of Common Stock, of which, 22,252,489 are issued and outstanding and 20,000,000 shares will be reserved for issuance on the Closing Date pursuant to the conversion of Series A Preferred Stock into Common Stock, (B) 1,000,000 shares of Series A Preferred Stock, 36,933 of which are issued and outstanding as the Series A Preferred Stock, $0.0001 par value, of the Company, the terms of which are set forth in the certificate of designations for such preferred stock (the “Series A Preferred Stock”) and (C) 50,000 shares of Preferred Stock 50,000 of which are issued and outstanding as the Series B Preferred Stock, $0.0001 par value, of the Company, the terms of which are set forth in the certificate of designations for such preferred stock (the “Series B Preferred Stock”). 13,722 shares of Common Stock are held in the treasury of the Company. At the Closing, 1,100,000 shares of Preferred Stock will be issued and outstanding, 36,933 of which will remain issued and outstanding as the Series A Preferred Stock, $0.0001 par value, of the Company, the terms of which are set forth in the certificate of designations for such preferred stock, and 100,000 of which will remain issued and outstanding as the Series B Preferred Stock, $0.0001 par value, of the Company, the terms of which are set forth in the Amended and Restated Certificate of Designations. Except for the foregoing Capital Stock, the Company has no other Capital Stock authorized, reserved for issuance or outstanding.

(iii) Valid Issuance; Available Shares; Affiliates. All of the Company’s Capital Stock is, or, with respect to the Series B Preferred Stock, will be at the Closing, duly authorized and have been, or upon issuance will be, validly issued, fully paid and non-assessable (as such concepts are applicable). All the outstanding shares of Capital Stock of each Subsidiary of the Company have been validly issued and are fully paid and non-assessable (to the extent such concepts are applicable) and are owned, directly or indirectly, by the Company free and clear of all Liens. Schedule q(iii) sets forth the number of shares of Common Stock that (A) will be reserved for issuance pursuant to the conversion of Series A Preferred Stock into Common Stock as of the Closing Date and (B) that are, as of the date hereof, owned by Persons who are “affiliates” (as defined in Rule 405 of the Securities Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Stock are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities Laws) of the Company or any of its Subsidiaries. To the Company’s Knowledge, other than Affiliates of the Affiliated Commitment Party, no Person owns 10% or more of the Company’s issued and outstanding shares of Common Stock (calculated based on the assumption that all convertible Capital Stock (as defined in the Amended and Restated Certificate of Designations), whether or not presently exercisable or convertible, has been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein) without conceding that such identified Person is a 10% stockholder for purposes of applicable federal securities Laws.

(iv)Existing Securities; Obligations. Except as disclosed in the SEC Documents: (A) none of the Company’s or any of its Subsidiaries’ Capital Stock is subject to preemptive rights or any other similar rights or restrictions or Liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries, or Contracts by which the Company or any of its Subsidiaries is or may become bound to issue additional Capital Stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries; (C) there are no Contracts under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments or Capital Stock containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (G) there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by they are bound relating to the voting of any shares, interests or capital stock of the Company or any of its Subsidiaries.

(v)Warrants. At the Closing, the aggregate number of Warrants issued at the Closing will represent (on an as-if-converted to Common Stock basis) 3.2% of the issued and outstanding Common Stock of the Company based on the Company’s Fully Diluted Share Count (as defined below) (including any outstanding securities, shares of Common Stock subject to repurchase rights, shares of Common Stock issued or issuable upon conversion of the Preferred Stock and any warrants and options authorized or reserved under a Plan but not granted or issued and treating all outstanding securities of the Company that are convertible into or exercisable or exchangeable for shares of Common Stock as the maximum number of shares of Common Stock issuable with respect to such securities as of the Closing). From and after the Closing, the Company will comply with the terms of the Warrant Certificate, including the reservation of such number of shares of Common Stock of the Company required for the conversion of the Warrants in accordance with the Warrant Certificate. “Fully Diluted Share Count” means the sum of (x) the number of shares of Common Stock outstanding on the Closing Date plus (y) the number of shares of Common Stock that may be issued pursuant to all restricted stock awards, restricted stock units, stock options and any other securities or rights (directly or indirectly) convertible into, exchangeable for or to subscribe for Common Stock that are outstanding on the Closing Date (excluding any shares of

Common Stock issuable (a) pursuant to Section 3.6 of the Merger Agreement, (b) upon conversion of shares of Series A Preferred Stock, (c) upon the exercise of any warrant with an exercise price of $11.50 or higher or (d) upon the exercise of any equity issued pursuant to the Company’s long term incentive plan or other equity plan with a strike price of $11.50 or higher).

(vi)Organizational Documents. True, correct and complete copies of the Company Organizational Documents, and the terms of all convertible securities and the material rights of the holders thereof in respect thereto, are set forth in, or filed as exhibits to the SEC Documents.

(r)
Indebtedness. Other than as set forth in the SEC Documents, and except as set forth on Schedule (r), neither the Company nor any of its Subsidiaries, (i) has any outstanding debt securities, notes, credit agreements, credit facilities or other Contracts evidencing Indebtedness (as defined below) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, in each case, other than any such Contract solely between or among any of the Company and any of its Subsidiaries and other than pursuant to the Credit Agreement, (ii) has any financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries; (iii) is in violation of any term of, or in default under, any Contract relating to any Indebtedness, except where such violations and defaults would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the business of the Company and its Subsidiaries taken as a whole or (iv) is a party to any Contract relating to any Indebtedness, the performance of which has had, or is reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Company and its Subsidiaries taken as a whole. No default or event of default (or occurrence or event that, with or without the passage of time, or both, would, individually or in the aggregate, result, or would reasonably be expected to result, in a default or event of default) exists with respect to the Indebtedness of the Company, and, to the Knowledge of the Company, there are no disputes between any holder of any such Indebtedness, on the one hand, and the Company or any of its Subsidiaries, on the other hand, with respect thereto (including the calculations or other determinations of any financial covenant of any such Indebtedness). All Indebtedness, trade payables (as determined in accordance to GAAP) and accounts payable (as determined in accordance to GAAP) of the Company and its Subsidiaries, on a consolidated basis, that are owed by the Company or any of its Subsidiaries to their respective suppliers, vendors, prime contractors, sub-contractors, third party service providers and/or any other related Person (collectively, the “Vendors”) and past due, as applicable, does not exceed, in the aggregate, $27,000,000. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents. For purposes of this Exhibit: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness, liabilities or obligations for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in each case, including with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property) and any seller notes and “earn out” payments, (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (H) all Contingent Obligations (as defined below) in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above and (I), with respect to all indebtedness referred to in clauses (A) through (H) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(s)
Material Contracts. Other than as set forth in the SEC Documents, neither the Company nor any of its Subsidiaries is party to, and none of their respective properties or assets are bound by, a Material Contract. Each Material Contract set forth in the SEC Documents is in full force and effect, and is a legal, valid and binding agreement of the Company and/or its Subsidiaries, as applicable, and, to the Company’s Knowledge, the other parties thereto, subject only to the General

Enforceability Exceptions. There is no material default or breach by the Company and/or any of its Subsidiaries, as applicable, with respect to any such Material Contract or, to the Company’s Knowledge, any other party thereto, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or would permit termination, material modification or acceleration thereof by any party to such Material Contract. Neither the Company nor any of its Subsidiaries has not waived any material rights under any such Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of the intention of any third party under any such Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries, as applicable, thereunder. There are no current or pending financing arrangements or assignments of proceeds with respect to any such Material Contract.

(t)
Litigation. Except (i) as set forth in the SEC Documents or (ii) as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole, there is no, and for the three (3) years prior to the date hereof there has not been, any action, charge, complaint, suit, arbitration, mediation, grievance, inquiry or investigation or other proceeding (each, an “Action”) before or by the Principal Market, any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Capital Stock of the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ current or former officers, directors, managers or employees, whether of a civil or criminal nature or otherwise, in their capacities as such. To the Knowledge of the Company, no current or former director, officer, manager or employee of the Company or any of its Subsidiaries has willfully violated 18 U.S.C. §1519 or engaged in spoliation in reasonable anticipation of litigation. Without limitation of the foregoing, there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any of its Subsidiaries or any current or former director, officer, manager of employee of the Company or any of its Subsidiaries. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the 1934 Act. To the Company’s Knowledge, no fact exists which might result in or form the basis for any such Action. Neither the Company nor any of its Subsidiaries is subject to any Order.

(u)
Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts, in each case, as is customary in the businesses in which the Company and its Subsidiaries are engaged. All premiums due and payable in respect of such insurance policies maintained by the Company and its Subsidiaries have been paid in full. Neither the Company nor any of its Subsidiaries have been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on substantially the same terms as now in effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no such insurance policy of the Company or any of its Subsidiaries has been, or has been threatened to be, cancelled by the applicable insurer in the past three (3) years, and neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such insurance policy.

(v)
Employee Relations. As disclosed in the SEC Documents, as of December 31, 2018, approximately 595 of the employees of the Company and its Subsidiaries were represented by unions or were subject to collective bargaining agreements. To the Knowledge of the Company, the Company and each of its Subsidiaries maintains good relationships with their respective employees. No executive officer (as defined in Rule 501(f) promulgated under the Securities Act) or other key employee of the Company or any of its Subsidiaries has notified the Company or the applicable Subsidiary that such executive officer or key employee intends to terminate, or materially amend the terms of, its employment with the Company or the applicable Subsidiary. No executive officer or other key employee of the Company or any of its Subsidiaries is or, to the Company’s Knowledge, will be (with or without the passage of time, or both), in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information Contract, non-competition Contract or any other Contract, or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign Laws respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no strikes or other labor disputes against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no strikes or other labor disputes threatened against the Company or any of its Subsidiaries.

(w)	Title.

(i)Real Property. The Company and each of its Subsidiaries holds good title to all real property, leases in real property, facilities or other interests in real property owned or held by the Company or any of its Subsidiaries, as applicable (the “Real Property”). The Real Property is free and clear of all Liens and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for (a) Liens for current taxes not yet due for which adequate reserves (as determined in accordance with the GAAP) have been established on the Financial Statements and (b) zoning Laws and other land use restrictions that do not, and will not (with or without the passage of time, or both) impair the present or anticipated use of the Real Property subject thereto. Each Real Property held under lease by the Company or any of its Subsidiaries is held by the Company or its applicable Subsidiary under a valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the current and anticipated use made and proposed to be made of such Real Property and buildings by the Company or any of its Subsidiaries, as applicable.

(ii)Fixtures and Equipment. Each of the Company and its Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or its Subsidiary in connection with the conduct of its business (the “Fixtures and Equipment”). The Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs, except for routine maintenance and repairs in the ordinary course of business, and are sufficient for the conduct of the Company’s and/or its Subsidiaries’ businesses (as applicable) in the same manner as conducted prior to the Closing. Except as set forth in the SEC Documents, the Company and its Subsidiaries collective own all of the Fixtures and Equipment free and clear of all Liens except for (a) Liens for current Taxes not yet due for which adequate reserves (as determined in accordance with GAAP) have been established on the Financial Statements and (b) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the Fixtures and Equipment subject thereto.

(x)
Intellectual Property Rights. The Company and its Subsidiaries collectively own or possess good and marketable title to, or valid licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and presently proposed to be conducted in all material respects. None of the Company’s material Intellectual Property Rights have expired or have been terminated or abandoned, or are expected to expire, or to be terminated or abandoned, in each case, within three (3) years from the date of the Agreement. The Company does not have any Knowledge of any infringement, misappropriate or violation by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no Action being made, brought or pending, or to the Knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. To the Knowledge of the Company, there are no facts or circumstances which might give rise to any of the foregoing infringements or Actions regarding Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(y)	Environmental Laws.

(i) The Company and its Subsidiaries (A) are, and have been for the past three (3) years, in compliance with any and all Environmental Laws (as defined below), and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (A), (B) and (C), the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business of the Company and its Subsidiaries taken as a whole. The term “Environmental Laws” means all applicable federal, state, local or foreign Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, demands or demand letters, licenses, notices or notice letters, Orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
(ii)No Hazardous Materials:
(a)have been disposed of or otherwise released from any currently or formerly owned Real Property of the Company or any of its Subsidiaries in violation of any Environmental Laws; and
(b)are, to the Company’s Knowledge, present on, over, beneath, in or upon any Real Property or any portion thereof in quantities that would constitute a violation of any Environmental Laws. To the Company’s Knowledge, no prior use by the Company or any of its Subsidiaries of any Real Property has occurred that violates any Environmental Laws, which violation would have, individually or in the aggregate, a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.
(iii)To the Knowledge of the Company, no other Person has stored, treated, recycled, disposed of or otherwise located on any Real Property any Hazardous Materials, including such substances as asbestos and polychlorinated biphenyls.

(iv)None of the Real Property are on any federal or state “Superfund” list or Liability Information System (“CERCLIS”) list or any state environmental agency list of sites under consideration for CERCLIS, nor subject to any environmental related Liens.

(z)
Subsidiary Rights. Except as expressly set forth in the Credit Agreement, the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(aa)
Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed all Tax Returns required by any jurisdiction to which it is subject, (ii) has timely paid all Taxes and other governmental assessments and charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those being contested in good faith for which adequate reserves (as determined in accordance with the GAAP) have been established on the Financial Statements and (iii) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes claimed to be due and payable by the Taxing authority of any jurisdiction, and, to Knowledge of the Company, no facts or circumstances exist of that would be the basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). The net operating loss carryforwards (“NOLs”), if any, for United States federal income tax purposes of the consolidated group of which the Company is the common parent shall not be adversely affected by the transactions contemplated by the Definitive Documents. The transactions contemplated by the Definitive Documents do not constitute an “ownership change” within the meaning of Section 382 of the Code, thereby preserving the Company’s ability to utilize such NOLs.

(bb)
Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries (excluding those acquired through the Company’s acquisitions of Consolidated Construction Solutions I LLC and William Charles Construction Group) maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) that are effective to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) transactions are recorded as necessary to permit preparation of financial statements and (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountants, Governmental Entities or other Person relating to (x) any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company or its Subsidiaries who have (or had) a significant role in the Company’s or its Subsidiaries’ internal controls.

(cc)
Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably be expected to have a Material Adverse Effect.

(dd)
Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(ee)
U.S. Real Property Holding Corporation. The Company and each of its Subsidiaries is not, has not ever been, and, for so long as any of the Securities are held by any of the Commitment Parties, shall not become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company and each Subsidiary shall so certify upon any Commitment Party’s request.

(ff)
Registration Eligibility. The Company is, and from and after the Closing will be, eligible to register the Registrable Securities (as defined in the Registration Rights Agreement) for resale by the Commitment Parties using Form S-3 promulgated under the 1933 Act.

(gg)
Transfer Taxes. On the Closing Date, all stock transfer or other Taxes (other than income or similar Taxes) which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to each Commitment Party pursuant to the Definitive Documents will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such Taxes will be or will have been complied with in all material respects.

(hh)
Bank Holding Company Act. Neither the Company nor any of its Subsidiaries is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any of their respective Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ii)	Shell Company Status. The Company is an issuer identified in, and subject to, Rule 144(i).

(jj)
Illegal or Unauthorized Payments; Political Contributions. Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers, directors, employees, agents or other Representatives or any other business entity or enterprise with which the Company or any Subsidiary is or has been Affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (i) as a kickback, bribe gratuity, lobbying expenditure, political contribution or contingent fee payment to any Person or (ii) to any political organization, or to the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

(kk)
Money Laundering, Sanctions. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations and Sanctions (as defined below), including the Laws, executive orders and sanctions programs administered by OFAC (as defined below), including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V. Neither the Company, any of its Subsidiaries nor any of their respective directors, officers or, to the Knowledge of the Company, agents, employee or controlled Affiliates (x) is a Sanctioned Person (as defined below) or has any reason to believe that it is acting on behalf of, or for the benefit of, any Sanctioned Person or (y) has engaged in any dealings with or the benefit of any Sanctioned Person, or in or involving any Sanctioned Country (as defined below). “Sanctioned Country” means any country or region that is subject or target of a comprehensive trade embargo under Sanctions (including as of the date of the Agreement, Cuba, Iran, North Korea, Russia, Syria, Venezuela and the Crimea region of Ukraine). “Sanctioned Person” means any individual or entity that is the subject or target of Sanctions, including (A) any individual or entity listed on any Sanctions-related restricted party list, including the U.S. Department of Treasury, Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List, (B) any entity that is owned, directly or indirectly, or otherwise controlled by a Person or Persons described in (B) above, (C) any national, resident, government, agency, or instrumentality of a Sanctioned Country or (D) any individual or entity otherwise the subject or target of Sanctions. “Sanctions” means all applicable Laws relating to economic, financial or trade sanctions, including any such Laws administered or enforced by the U.S. government (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom (include by Her Majesty’s Treasury) or any other relevant Governmental Entity that administers or enforces economic, financial or trade sanctions.

(ll)	ERISA Compliance.
(i)Except as would not, either individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries taken as a whole, each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state Laws. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. “ERISA Affiliate” means any trade or business (whether or not incorporated) that together the Company or any of its Subsidiaries is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA. “Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any of its Subsidiaries, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.
(ii)(A) No ERISA Event has occurred for which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any residual liability; and (B) no ERISA Event is expected to occur, except as would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the Company and its Subsidiaries taken as a whole. “ERISA Event” means (1) a Reportable Event with respect to a Pension Plan; (2) a withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (3) a complete or partial withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any member of the Consolidated Group or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is in reorganization within the meaning of Title IV of ERISA or that a Multiemployer Plan has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (4) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (5) the imposition of any liability under Title IV of ERISA, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (6) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan, (7) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (8) the imposition of a Lien under Section 303(k) of ERISA with respect to any Pension Plan, (9) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA), or (10) the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA. “Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any member of the Consolidated Group or any of their respective ERISA Affiliates makes or is obligated to make contributions, or, during the preceding five (5) plan years, has made or has been obligated to make contributions. “PBGC” means the Pension Benefit Guaranty Corporation. “Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived. “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has an obligation to contribute or has made or has had an obligation to make contributions at any time in the preceding five plan years. “Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.
(iii)At no time during the past six (6) years has the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) maintained, sponsored or contributed to, or been obligated to contribute to (i) any retirement plan which is subject to Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(mm)Management. During the past two (2) year period, no current or former officer or director or, to the Knowledge of the Company, no current ten percent (10%) or greater stockholder of the Company or any of its Subsidiaries has been the subject of:

(i)
a petition under applicable bankruptcy Laws or any other applicable insolvency or moratorium Law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two (2) years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two (2) years before the time of the filing of such petition or such appointment;

(ii)	a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(iii)	any Order that has not subsequently reversed, suspended or vacated, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:
1.acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an Affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
2.engaging in any particular type of business practice; or
3.engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities Laws or commodities Laws;

(iv)
any Order that has not been subsequently reversed, suspended or vacated, barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(v)
a finding by a Governmental Entity in a civil Action or by the SEC or other authority to have violated any securities Laws or decrees, and the judgment in such civil Action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(vi)
a finding by a Governmental Entity in a civil Action or by the Commodity Futures Trading Commission to have violated any federal commodities Laws, and the judgment in such civil Action or finding has not been subsequently reversed, suspended or vacated.

(nn)
Stock Option Plans. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable stock option plan of the Company and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable Law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not, to the Company’s Knowledge, granted, and there is no and has been no policy or practice of the Company to knowingly grant, stock options prior to, or otherwise knowingly coordinated the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(oo)
No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing or, to the Company’s Knowledge, reasonably anticipated to arise between the Company and/or any of its Subsidiaries, on the one hand, and the accountants and lawyers formerly or presently employed by the Company and/or any of its Subsidiaries, on the other hand, and the Company and each of its Subsidiaries is current with respect to any fees owed to its respective accountants and lawyers which, the failure to pay could affect the Company’s ability to perform any of its obligations under any of the Definitive Documents. In addition, on or prior to the date hereof, the Company had discussions with its accountants about its Financial Statements. Based on those discussions, to the Company’s Knowledge, the Company will not be required to restate any Financial Statements or any part thereof.

(pp)
No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act (“Regulation D Securities”), none of the Company, any of its predecessors, any Affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Securities contemplated by the Definitive Documents, or to the Company’s Knowledge, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Commitment Parties a copy of any disclosures provided thereunder.

(qq)
Other Covered Persons. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Commitment Parties or other potential purchasers in connection with the sale of the Securities contemplated by the Definitive Documents.

(rr)
No Additional Agreements. The Company does not have any agreement or understanding with any Commitment Party with respect to the transactions contemplated by the Definitive Documents other than as specified in the Definitive Documents.

(ss)
Public Utility Holding Act. None of the Company nor any of its Subsidiaries is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

(tt)	Federal Power Act. None of the Company nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended.

(uu)
Customers and Vendors. Except as set forth on Schedule (uu), (i) neither the Company nor any of its Subsidiaries is engaged in a material dispute or is in material breach or material default under any Contract with any customer whose purchases from the Company or any of its Subsidiaries exceeded 5% of the consolidated net sales of the Company or Vendors of the Company or any of its Subsidiaries that represented greater than 5% of the cash cost of goods sold by the Company or any of its Subsidiaries, as applicable, in each case, during the fiscal year ended December 31, 2018, (ii) there has been no material adverse change in the business relationships of the Company or any of its Subsidiaries with any such customer or Vendor, as applicable, since December 31, 2018, and (iii) no such customer or Vendor has, to the Company’s Knowledge, threatened any material modification or change in the business relationship with the Company or any of its Subsidiaries.

(vv)
Disclosure. The Company understands and confirms that each of the Commitment Parties will and is entitled to rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Commitment Parties regarding the Company and its Subsidiaries, their businesses and the transactions contemplated by the Definitive Documents, including the schedules and exhibits to the Agreement (including this Exhibit), furnished by or on behalf of the Company or any of its Subsidiaries, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available a Commitment Party have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to such Commitment Party, the Company’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results). The Company acknowledges and agrees that no Commitment Party makes or has made any representations or warranties with respect to the transactions contemplated by the Definitive Documents other than those specifically set forth in Article IV of the Agreement.

EXHBIT D

Non-Binding Term Sheet

(See attached.)

Amended and Restated Non-binding Indicative Terms for Investment and Merger (this “Amended and Restated Term Sheet”)
August 13, 2019
This Amended and Restated Term Sheet amends and restates the term sheet entered into by the parties hereto on August 6, 2019 and is intended to summarize certain preliminary terms for the proposed investment and transaction summarized below. This Amended and Restated Term Sheet is not intended as a definitive list of all requirements or terms in connection with such proposed investment and transaction. This Amended and Restated Term Sheet does not constitute a commitment, a contract to provide a commitment or an offer to enter into a contract regarding the proposed investment and transaction. Such a commitment, contract or offer would be subject to, among other things, completion of the Investors’ due diligence to their sole subjective satisfaction, final Investment Committee approval and delivery of final documentation satisfactory to the Investors in their sole discretion. Only a fully negotiated and executed definitive written agreement after the completion of due diligence will constitute a binding and enforceable agreement, notwithstanding any oral or other statements to the contrary. This Amended and Restated Term Sheet is confidential and should be treated as such and should not be discussed with any other party, except for the Company and its advisors.

Issuer	Infrastructure and Energy Alternatives, Inc. (“IEA”, the “Issuer” or the “Company”).
Investors
(i) One or more funds, investment vehicles and/or accounts managed or advised by Ares Management LLC or one or more of its affiliates (“Ares”) and (ii) one or more funds, investment vehicles and/or accounts managed or advised by Oaktree Capital Management or another third party (the “Non-Ares Investors”), and collectively with Ares, the “Investors”).

Security	Newly issued Series B Preferred Stock (the “Preferred Equity”) and warrants to purchase common stock.

Investment
The Investors will participate in the following investments pro rata (with Ares purchasing 60% and the Non-Ares Investors purchasing 40%, as may be adjusted as described below):
Preferred Equity
$160 million liquidation preference of the Preferred Equity, at par (the “Preferred Investment”) as follows:
Tranche 1: $50 million of the $160 million investment will be made by Ares within 12 business days following a signed agreement between the Company and Ares to be used as set forth in “Use of Preferred Equity Proceeds” below (“Tranche 1”); and
Tranche 2: The remaining $110 million of the $160 million investment will be made by the Investors following completion of successful Diligence (“Tranche 2”). The Non-Ares Investors will pay a portion of the purchase price for the Tranche 2 investment such that immediately following the Tranche 2 investment, Ares shall have funded 60% of the purchase price for the newly issued Preferred Equity (including Tranche 1) and the Non-Ares Investors shall have funded 40% of the purchase price for the newly issued Preferred Equity (subject to adjustment, if applicable, in the event holders of the Company’s common stock participate in Tranche 2, as described below). Any accumulated but unpaid dividends accumulating on the Tranche 1 Preferred Equity between the closing of Tranche 1 and the closing of Tranche 2 shall be payable exclusively to Ares.
Holders of the Company’s common stock will be given the right to participate in Tranche 2 as provided in Exhibit A hereto. Any participation in Tranche 2 by the holders of the Company’s common stock will, at Ares’s option, either (i) be incremental to the ownership of Ares and the Non-Ares Investors (and such holders will receive a pro rata number of warrants, at the rate of 5.5 million warrants/$160 million investment, in respect of their Tranche 2 participation) or (ii) result in a pro rata redemption (without giving effect to the 1.5x MOIC premium but including payment (in cash or PIK) of any accumulated but unpaid dividends thereon) by the Company of the shares of Series B Preferred Stock (and forfeiture of a pro rata number of warrants) held by Ares and the Non-Ares Investors equal to the amount of such holders’ Tranche 2 participation (and such common stock holders will receive pro rata number of warrants in respect of their Tranche 2 participation).
The timing and nature of disclosure of Tranche 1 will be mutually acceptable to Ares and the Company.
Common Equity
To the extent required by the Company (upon the direction of the Special Committee), the Investors will commit to purchase the Company’s common stock in the Merger described below at a price equal to $5.12 per share (the “Per Share Cash Purchase Price”). In connection with the execution of definitive documents for the Merger, the Earnout provided for in the definitive documents governing the merger with MIII Acquisition will be settled for 2,331,500 shares of Company common stock. Treatment of outstanding warrants in such a Merger will be mutually agreed upon. The timing and nature of disclosure of Tranche 2 and the Merger will be mutually acceptable to Ares, the Non-Ares Investor and the Company.

Series A Preferred Stock
Simultaneously with the closing of Tranche 2, Ares shall either (i) purchase all of the issued and outstanding shares of Series A Preferred Stock of the Company for 90 cents for every dollar of stated value of the Series A Preferred Stock and immediately thereafter the Company will convert the purchased shares into shares of the Company’s Series B Preferred Stock at the full stated value of the purchased Series A Preferred Stock or (ii) fund 90 cents for every dollar of stated value of the Series A Preferred Stock to the Company in exchange for shares of the Company’s Series B Preferred Stock valued at the full stated value of the Series A Preferred Stock and immediately thereafter the Company shall use the proceeds therefrom to redeem all of the issued and outstanding shares of Series A Preferred Stock of the Company. Such purchase shall be structured in the manner set forth in clause (i) of the immediately preceding sentence unless Oaktree otherwise consents in writing. The Series B Preferred Stock issued pursuant to this paragraph is referred to as “Tranche 3”.

Termination Fee	See Exhibit A.
Dividend
Same as current Series B Preferred Equity; provided that at such time as the Company’s leverage as determined pursuant to the Company’s existing bank credit agreement is at or below 1.5x, the cash dividend rate, in respect of Series B Preferred Equity issued in connection with the Tranche 1, Tranche 2 and Tranche 3 investments, shall be reduced to 12% until such time as leverage is above 1.5x at which point the cash dividend rate will revert to the dividend rate contemplated in the current certificate of designations of the Series B preferred (15% or 13.5%, as applicable.) For the avoidance of doubt, the PIK rate will not be reduced.

Ranking	Same as current Series B Preferred Equity.
Mandatory Redemption
Same as current Series B Preferred Equity except as otherwise set forth on Exhibit A. Upon funding of Tranche 2, the Certificate of Designation of the Series B Preferred will be amended to provide that if the Series B Preferred Equity is not redeemed within sixty days following the Mandatory Redemption Date, (a) the Series B Preferred will be entitled to appoint a majority of the Company’s Board of Directors, (b) the fiduciary duties of the directors will be expanded to include the Series B Preferred, and (c) the Forced Sale Provisions described below (which may be in the Investor Rights Agreement) will apply.
The “Forced Sale Provisions” will provide (in the Series B Certificate of Designations or such other document as requested by Ares) that (i) the holders of the Series B Preferred Stock will have the right to effect a sale of some or all of the assets or equity of the Company and its subsidiaries, or sell the Company (and its subsidiaries) itself, in each case, to an unaffiliated third party (unless otherwise approved by a majority of the disinterested directors), for the purpose of generating proceeds sufficient to repay the Series B Preferred Mandatory Redemption Price (a “Forced Sale”) at any time during the period from the sixtieth (60) day following the Mandatory Redemption Date to the date upon which the Series B Preferred Stock is redeemed in full and (ii) during the period from and after the Mandatory Redemption Date, the Accumulated Dividend Rate and the Cash Dividend Rate on the outstanding Series B Preferred Stock will increase to 25% per annum. Prior to the closing of Tranche 2, a mutually agreeable arrangement will be entered into to ensure that stockholders (and their transferees) will support a Forced Sale (including that a sufficient number of shares will vote in favor of a Forced Sale) and, in furtherance of the foregoing, the Company will not take any actions that could cause a delay or prohibition on a Forced Sale, including, without limitation, a restriction on the issuance of voting stock by the Company that would result in less than the required number of shares voting in favor of a Forced Sale (including for purposes of determining the number of shares owned by Ares and Oaktree, any warrants with a strike of $0.0001); provided that such restriction on the issuance of new voting stock shall not apply with respect to (a) issuances of voting stock where the Total Net Leverage Ratio (as defined in the Company’s Credit Agreement as in effect on the date hereof, but excluding cash in excess of $50,000,000 for purposes of determining such ratio and as calculated with the value of the outstanding Series B Preferred Stock included in Consolidated Total Debt) would be less than 4.0x after giving effect to the issuance, (b) issuances of non-voting stock, (c) issuances pursuant to board approved director, management, employee or consultant incentive plans, and (d) issuances of voting stock where the subscriber(s) agrees to (and agrees that its transferees will) vote for a forced sale. The Company will be obligated to use, and to cause its subsidiaries and affiliates to use, commercially reasonable efforts to cooperate in such process, including, without limitation, the preparation of offering documents, facilitating due diligence by potential purchasers, retaining an investment bank designated by the holders of Series B Preferred, assisting in the drafting of definitive documentation, and otherwise cooperating with the holders of the Series B Preferred. The Forced Sale Provisions will be specifically enforceable.

Optional Repurchase	Same as current Series B Preferred Equity, except as otherwise set forth on Exhibit A.
Tax Structure
The parties will use commercially reasonable efforts to (i) structure any future redemption of the Preferred Equity as a distribution received in full payment in exchange for the Preferred Equity under Section 302(a) of the Internal Revenue Code of 1986, as amended, and (ii) reduce phantom income in connection with the proposed transactions.

Use of Preferred Equity Proceeds
The proceeds of the Preferred Equity shall be contributed as common equity to the capital of the borrower under the Company’s senior secured indebtedness.
The proceeds from the Tranche 1 investment described above shall be used solely: (1) to repay in full outstanding borrowings under the Company’s revolving credit facility, which will, among other things, increase the availability of letters of credit thereunder, (2) to provide cash to the Company’s balance sheet, which is intended to be used to support for additional letters of credit and bonding obligations, and (3) to pay transaction expenses.
The proceeds from the Tranche 2 investment described above shall be used solely for the repayment of the Issuer’s senior secured indebtedness and to pay transaction expenses.

Warrants
In partial consideration for the Preferred Investment, the Company will grant the Investors 5,500,000 warrants to purchase common stock of the Company with a strike price of $0.0001. Such warrants to be allocated 900,000 to Tranche 1 and 4,600,000 to Tranche 2 (the “Tranche 1/2 Warrants”).
In partial consideration for the purchase by Ares/redemption by the Company of the Company’s Series A Preferred Stock, the Company shall issue to Ares an additional 1,250,000 warrants to purchase common stock of the Company with a strike price of $0.0001 at the consummation of such purchase/redemption.
In addition, the Preferred Equity purchase agreements shall provide for anti-dilution protection for the warrants against issuances by the Company of shares of common stock or securities convertible into common stock (including any warrants) between the signing and closing of Tranche 1 and the signing and closing of Tranche 2, respectively. The newly issued warrants in connection with Tranche 1, Tranche 2 and Tranche 3 will: (x) also have the same anti-dilution protections as do the current warrants issued in connection with the original Series B Preferred, and (y) include anti-dilution protection in respect of additional warrants (the “Performance Warrants”) issuable pursuant to Sections 5.6(a)-(c) of the equity commitment agreement, dated May 20, 2019 (the “May 2019 ECA”). No anti-dilution protection will be provided on the currently existing warrants for the 6,750,000 new warrants to be issued in connection with Tranche 1, Tranche 2, and Tranche 3. In addition, no anti-dilution protection will be provided on the Tranche 1/2 Warrants for the 1,250,000 new warrants to be issued in connection with Tranche 3.
With regard to the Performance Warrants: (a) there will not be a comparable provision with respect to the 6,750,000 new warrants to be issued in connection with Tranche 1, Tranche 2, and Tranche 3, and (b) if (i) Tranche 2 is consummated with Ares and (ii) Oaktree Capital Management and/or its affiliates do not pay the portion of the purchase price for the Tranche 2 investment such that immediately following the Tranche 2 investment, (A) Ares shall have funded no more than 60% of the purchase price for the newly issued Preferred Equity (including Tranche 1) and (B) Oaktree Capital Management and affiliates shall have funded no less than 40% of the purchase price for the newly issued Preferred Equity, then, if any Performance Warrants are issuable, they shall be allocated pro rata among the holders of warrants issued in connection with the May 2019 ECA, Tranche 1 and Tranche 2, based on the relative investment sizes of the May 2019 tranche, Tranche 1 and Tranche 2.
The common stock issued upon exercise of the warrants shall have the same shelf and piggy-back registration rights and underwritten take-down rights as the current warrants for Series B Preferred Equity and shall be entitled to receive dividends paid on the Company’s common stock on an as if exercised basis.
Applicable Share Factor for dilution protection for Tranche 1 is 81/2255.
Applicable Share Factor for dilution protection for Tranche 2 is 414/2255.

Management Incentive Plan	Commitment of the Tranche 2 investment will be conditioned on the agreement on a management incentive plan to be mutually agreed by the parties.
Governance
Following the end of the Diligence Period set forth below, assuming that the Tranche 1 investment has been consummated, Ares will have the right to designate one board member to the board of the Company (in addition to the board designation right held by the existing Series B Preferred Equity). In addition, the Investors will have agreed-upon consent and control rights and the Company will be subject to agreed-upon covenants to ensure the Company’s ability to timely redeem the Preferred Equity. Ares will agree not to purchase common stock or warrants in the Company held by Oaktree, except as part of a transaction in which unaffiliated holders of common stock are afforded the opportunity to sell their equity in the Company on the same economic terms.
Updated governance terms to be agreed in connection with the closing of the Merger.

Merger
In conjunction with the Preferred Equity Investment, the Investors will, to the extent required by the Company (upon the direction of the Special Committee), enter into an agreement pursuant to which (1) all holders of the Company’s issued and outstanding common stock (other than the Insider Holders described below) would receive the Per Share Cash Purchase Price and (2) the Insider Holders would receive shares of common stock in the go-forward business for each share of Company common stock as if converted at the Per Share Cash Purchase Price. As used in this Amended and Restated Term Sheet, (a) the transactions described above are referred to as the “Merger,” (b) the Preferred Investment and the Merger are together referred to as the “Investment” and (c) the Sellers (as defined in the definitive documents governing the merger with MIII Acquisition) are referred to as the “Insider Holders.”
The Company (including any surviving entity as a result of the Merger) will enter into an agreement indemnifying the Insider Holders and their respective affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives from any direct or indirect Action by stockholders of the Company arising out of, relating to or in connection with Tranche 2 or the Merger.
Entry into the Merger Agreement will be subject to the Company board’s recommendation (which will promptly be made at the request of the Special Committee) of the Merger to the stockholders of the Company and consummation of the Merger will be subject to (i) a majority of the holders of the Company’s common stock voting in favor of the Merger, (ii) a majority of the non-interested holders of the Company’s common stock voting in favor of the Merger, (iii) approval of the Special Committee, (iv) the holders of the Company’s Series A preferred stock voting in favor of the Merger to the extent required by the Certificate of Designation for the Series A Preferred (if applicable) and (v) other conditions to be determined by the Investors and accepted by the Company. The terms, conditions and form of the Merger Agreement shall be customary for public company transactions (but subject to agreement on definitive documentation among the parties).

Diligence
To include, among other things, a market study and operational diligence by third party consultants (the “Diligence”).
The Diligence is expected to take place through September 13, 2019 (the “Diligence Period”), but the Investors will endeavor to complete such Diligence by the end of August. IEA will provide the Investors with any due diligence that they reasonably request through the closing date.
Upon funding of Tranche 2, the Investors will, to the extent permitted, share third-party diligence reports with the Issuer and its board of directors.

Expense Reimbursement
The Issuer will reimburse Ares for expenses relating to the Diligence or the structuring, negotiation or documentation of the Preferred Investment as set forth in that certain amended and restated expense letter, dated as of the date hereof, between the Company and Ares.

Signature Page to Non-binding Indicative Terms for Investment and Merger
In Witness Whereof, the undersigned have executed this Non-binding Indicative Terms for Investment and Merger as of the date first set forth above.
Ares Management LLC, on behalf of one or more funds, investment vehicles and/or accounts managed or advised by Ares Management LLC or one or more of its affiliates

By:__________________________
Name:
Title:

Accepted and acknowledged by:

Infrastructure and Energy Alternatives, Inc.

By:__________________________
Name: John P. Roehm
Title: President and Chief Executive Officer

EXHIBIT A - DEAL PROCESS

	Period from Tranche 1 Closing to earlier of (a) Path 1 or (b) conclusion of Diligence Period	Path 1: Signing of Tranche 2 Agreement and/or Merger Agreement consistent with the Amended and Restated Term Sheet	Path 2: Expiration of Diligence Period without achieving Path 1
Company Shopping	Company is free to continue to shop the transaction, but cannot sign a definitive agreement (can sign NDAs, provide diligence, etc.) and remains exclusive with Ares.	With respect to Tranche 2, customary no shop. With respect to the merger, customary “window shop”/no shop with matching rights.
If the closing of Tranche 1 has occurred ROFR, and 1.5x MOIC premium to apply/not apply pursuant to and in accordance with Section 5.5 of the Tranche 1 Equity Commitment Agreement and Section 7(a)(vi) of the Amended and Restated Series B Certificate of Designation.

Series B Holders	N/A	ROFR terminates upon consummation of the Tranche 2 transaction. Consent rights remain in place.
If the closing of Tranche 1 has occurred ROFR, and 1.5x MOIC premium to apply/not apply pursuant to and in accordance with Section 5.5 of the Tranche 1 Equity Commitment Agreement and Section 7(a)(vi) of the Amended and Restated Series B Certificate of Designation.

Series A Holders / Oaktree	Consents to Tranche 1 and Tranche 2, waives blocking and repayment rights. Roll of existing common into the take-private merger.	Consents and agreements implemented.	Consent expires for Series B owned by Oaktree. Oaktree agrees to sell Series A to Ares in connection with Tranche 2 or to third party in connection with an equity raise/secondary sale described above.
Tranche 2 Agreement / Merger Agreement
The timing and nature of disclosure of Tranche 2 and the Merger will be mutually acceptable to Ares, the Non-Ares Investors and the Company; definitive legal agreements to be negotiated during Diligence Period.

Tranche 2 Agreement is signed and closed (with delay in closing only due to any required regulatory approvals).
Merger Agreement signed. Subject to majority of minority vote and typical fiduciary out with 3% of take-out equity break fee.
N/A

New Security Offering	Consent rights of Series B remain in place.
Existing Common Holders have right to participate in the Series B Preferred (and warrants):
Non-Ares Investor participation to occur at Tranche 2 closing and reduces Ares investment.
Participation by holders of the Company’s common stock (other than Oaktree if Oaktree is the Non-Ares Investor) to occur post-Tranche 2, subject to (a) max participation of 15% of the aggregate amount of the new Series B Preferred (excluding, for the avoidance of doubt, shares of Series B Preferred issued in connection with the purchase/redemption of the Series A Preferred); (b) if Merger closes, subject to individual investment minimum of $50,000, aggregate minimum of $3 million, and limits on number of holders; and (c) other terms to be mutually agreed by the Company and Ares.
Consent rights of Series B remain in place.

In Witness Whereof, the undersigned have executed this Non-binding Indicative Terms for Investment and Merger as of the date first set forth above.

Ares Management LLC, on behalf of one or more funds, investment vehicles and/or accounts managed or advised by Ares Management LLC or one or more of its affiliates

By: /s/ Scott Graves
Name: Scott Graves
Title: Authorized Signatory

Infrastructure and Energy Alternatives, Inc.

By: /s/ JP Roehm
Name: John Paul Roehm
Title: President and Chief Executive Officer